Exhibit 10.2

595 FINANCIAL CENTER

Office Lease

between

GLL BVK PROPERTIES, LP

(Landlord)

and

SUMMIT BROKERAGE SERVICES, INC.

a corporation of the State of Florida

(Tenant)

Dated October 21, 2009

SUBMISSION OF THIS LEASE SHALL NOT BE DEEMED TO BE A RESERVATION OF THE PREMISES. NEITHER TENANT NOR LANDLORD SHALL BE BOUND BY THIS LEASE UNTIL EACH HAS RECEIVED A COPY OF THIS LEASE DULY EXECUTED BY TENANT AND HAS DELIVERED TO TENANT A COPY OF THIS LEASE DULY EXECUTED BY LANDLORD. UNTIL SUCH DELIVERY LANDLORD RESERVES THE RIGHT TO EXHIBIT AND LEASE THE PREMISES TO OTHER PROSPECTIVE TENANTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY, LANDLORD MAY WITHHOLD DELIVERY OF POSSESSION OF THE PREMISES FROM TENANT UNTIL SUCH TIME AS TENANT HAS PAID TO LANDLORD ANY SECURITY, UTILITY, GENERATOR OR ADVANCE MONTH DEPOSITS SHOWN IN THE BASE LEASE INFORMATION RIDER TOGETHER WITH ANY OTHER SUMS OWED PURSUANT TO THIS LEASE.

Table of Contents

595 FINANCIAL CENTER

Office Lease

Page No.
i.	Basic Lease Information Rider
ii.	Basic Lease Information Rider
iii.	Basic Lease Information Rider
iv.	Basic Lease Information Rider
1.	(1) Premises; Common Areas
1.	(2) Lease Term; Lease Date
1.	(3) Base Rent, Overhead, Additional Rent
5.	(4) Security Deposit; Prepaid Rent
5.	(5) Use
6.	(6) Acceptance of Premises; Landlord’s Work
6.	(7) Common Areas and Parking Arrangements
7.	(8) Building Services; Utility Services
9.	(9) Security
9.	(10) Repairs and Maintenance
9.	(11) Tenant’s Care; Tenant’s Alterations
10.	(12) Landlord’s Additions and Alterations
11.	(13) Assignment and Subletting
13.	(14) Tenant’s Insurance
14.	(15) Landlord’s Insurance
14.	(16) Waiver of Right of Recovery
14.	(17) Destruction or Damage to the Premises and Waiver of Subrogation
16.	(18) Condemnation and Eminent Domain
16.	(19) Limitation of Landlord’s Liability; Indemnification
17.	(20) Intentionally Deleted
17.	(21) Compliance with Laws and Procedures
17.	(22) Exclusivity
17.	(23) Default
18.	(24) Landlord’s Remedies for Tenant’s Default
21.	(25) Inspections and Access to Premises; Landlord’s Right to Perform for Tenant’s Account
21.	(26) Liens
22.	(27) Notices
22.	(28) Mortgage; Estoppel Certificate; Subordination
23.	(29) Attornment and Mortgagee’s Request
24.	(30) Transfer by Landlord
24.	(31) End of Term
24.	(32) No Waiver; Cumulative Remedies
25.	(33) Jury Waiver; Permissive Counterclaims
25.	(34) Consents and Approvals
25.	(35) Rules and Regulations
25.	(36) Successors and Assigns
25.	(37) Quiet Enjoyment
25.	(38) Entire Agreement
25.	(39) Hazardous Substances
26.	(40) Bankruptcy Provisions
26.	(41) Fire Prevention Systems
26.	(42) Tenant Improvement Allowance
26.	(43) Saving Provision
27.	(44) Guaranty
27.	(45) Telecommunications; Satellite Dishes
27.	(46) Confidentiality
27.	(47) Impossibility of Performance
27.	(48) Miscellaneous
29.	(49) General Provisions
29.	(50) Signage
30.	Signature Page
31	Exhibit “A” Floor Plan
32.	Exhibit “B” Tenant Improvement Specifications
33.	Exhibit “C” Tenant Improvements – Contractor Builds
34.	Exhibit “D” Intentionally Deleted
35.	Exhibit “E” Rules and Regulations
38.	Exhibit “F” Renewal Option
39.	Exhibit “G” Lease Commencement Date;
Rent Commencement Date/ Expiration Date/ Certification Rider
40.	Exhibit “H-1” Intentionally Deleted
41.	Exhibit “H-2” Intentionally Deleted
42.	Exhibit “I” Legal Description

EXHIBITS

Exhibit “A”	Floor Plan

Exhibit “B”	Tenant Improvement Specifications

Exhibit “C”	Tenant Improvements – Contractor Builds

Exhibit “D”	Intentionally Deleted

Exhibit “E”	Rules and Regulations

Exhibit “F”	Renewal Option

Exhibit “G”	Lease Commencement Date, Rent Commencement Date/ Expiration Date Certification Rider

Exhibit “H-1”	Intentionally Deleted

Exhibit “H-2”	Intentionally Deleted

Exhibit “I”	Legal Description

Basic Lease Information Rider

595 Financial Center

Office Lease

Preamble	Date of Lease Execution: (Effective Date)

Preamble	Landlord: GLL BVK PROPERTIES, L.P., a Florida limited partnership

Preamble	Tenant: Summit Brokerage Services, Inc. a Florida corporation

Section 1	Premises: Suites 230/240, as shown on Exhibit “A”, on the 2nd floor of 595 Financial Center, (the “Project”) having an address at 595 South Federal Highway, Boca Raton, FL 33432, being a portion of the Project consisting of the Building (595 South Federal Highway) together with the building located at 555 South Federal Highway (“the 555 Building”), the Garage and the Common Areas all located on the Property.

Section 1	Rentable Area of Premises: 4,264 rentable square feet, stipulated by Tenant and Landlord. The foregoing stipulation as to the rentable area of the Premises is an acknowledged material consideration for the Landlord’s execution of this Lease. The Rentable Area of the Premises includes any restrooms, electrical and mechanical rooms located within the Premises, notwithstanding which Landlord reserves access in accordance with the terms of this Lease.

Section 2	Lease Commencement Date: The later of August 1, 2010, or upon completion of Tenant Improvements.

Section 2	Base Rent Commencement Date: Shall be the later of November 1, 2010 or three (3) months after the delivery of the Premises from Landlord to Tenant, with all Tenant Improvements complete.

Section 2	Expiration Date: Thirty-six (36) months after the Lease Commencement Date.

Section 2	Lease Term shall mean the period from the Lease Commencement Date through the Expiration Date, unless sooner cancelled or terminated pursuant to the applicable provisions of this Lease.

Section 2	Renewal Options: One (1) option of a length such that the expiration of the option term shall coincide with the expiration of the original ninety-one (91) month lease term for Suite 500, with six (6) months written notice to Landlord, and rent abatement for first four (4) months of this option period. Two (2) additional options of five (5) years each, with six (6) months written notice to Landlord. In each case the Base Rent shall be equal to 95% of the then prevailing market rate for comparable space.

Section 2	Right of First Refusal: Tenant is granted a right of first refusal for Suites 110/140 (presently occupied by Cypress Capital Corporation). If Landlord and Tenant agree to a Lease for Suites 110/140, the Tenant may cancel the lease for Suites 230/240 without penalty. In addition, Tenant is granted the first right of refusal on Suite 250.

Section 2	Certification of Commencement Date, Base Rent Commencement Date, Overhead Rent Commencement Date and Expiration Date (See Exhibit “G”)

Section 3	Base Rent: Shall mean the monthly amounts set forth in the Schedule of Base Rent contained in this BLI Rider.

Section 3	Schedule of Base Rent Payments: Tenant agrees and shall pay to Landlord, as Base Rent for the Premises, in advance, without demand, deduction or set-off, from and after the Rent Commencement Date and throughout the term, the Annual Base Rent in the amounts as indicated in the following Schedule of Base Rent in equal monthly installments together with applicable State and County sales tax or any other tax or successor sales tax on rents.

SCHEDULE OF BASE RENT

4,264 RSF

PERIOD	PER SQ. FT. (rounded)	ANNUAL BASE RENT		MONTHLY BASE RENT[1]
Months 1-4:	$0.00	$	N/A	$0.00

Months 5-16:	$21.00		$89,544.00	$7,462.00

[1]	Exclusive of State sales tax and any County or Municipal surcharge on rents which shall likewise be paid by Tenant concurrently with payments of Base Rent and Overhead Rent.

i

Months 17-28:	$21.63	$92,230.32		$7,685.86

Months 29-36 (8mos):	$22.28	$63,331.49	(8 months)	$7,916.44

Section 3	Triple Net Lease. This Lease is stipulated as being a “triple net (“NNN”)” lease to Landlord, meaning pass-throughs to Tenant of Tenant’s Share (as defined below) of Operating Expenses, subject to enumerated exclusions.

Section 3	Overhead Rent: Shall mean Tenant’s proportionate share of Operating Expenses and Taxes, together with all applicable Florida state sales tax which shall be paid by Tenant to Landlord concurrently with payments of Base Rent, initiating on the Rent Commencement Date and continuing through the Lease Term, in accordance with the scheduled Base Rent contained in this Rider and as provided in Section 3(B). The estimated Operating Expense to be charged to Tenant during the initial calendar year of the Lease Term is $16.13 per square foot, subject, however, to annual reconciliation and, as applicable, adjustments each in successive Operating Year of the Lease Term pursuant to Section 3.B.

Section 3	Tenant’s Proportionate Share: 3.68%. Landlord and Tenant acknowledge that Tenant’s Share of Operating Expenses has been obtained by dividing the Rentable Area of the Premises by the rentable square footage of the Project (116,008 square feet) and multiplying such quotient by 100.

Section 4	Security Deposit: The sum of $7,462.00 (exclusive of Florida state sales tax) and any sums which may hereafter be paid by Tenant to Landlord as Security Deposits to be applied in accordance with Section 4 hereof. Date Received: ..

Section 4	Prepaid first month’s Base Rent: $7,947.03 (inclusive of Florida state sales tax) Prepaid last month’s Base Rent: $8,431.01 (inclusive of Florida state sales tax) Date Received:

Section 5	Use of Premises: General office purposes only.

Section 7	Parking Ratio: Parking Ratio shall mean the number of parking spaces in the Garage for each one thousand (1,000) rentable square feet of Premises, as specified by applicable zoning and land use regulations applicable to the Building and Project. As of the Effective Date, the Parking Ratio is 3.5 parking spaces per each one thousand (1,000) rentable square feet of the Premises.

Section 7	Five (5) reserved garage covered spaces at no cost to Tenant, plus unreserved garage spaces. Optional valet service and short-term surface parking are also available.

Section 14	Amount of General Comprehensive Liability Insurance: $1,500,000.00/$2,000,000.00

Section 27	Tenant’s Address for Notices Prior to and after Lease Commencement Date:

Attn:

Tenant’s Additional Address for Notices After Lease Commencement Date:

Attn:

Landlord’s Address for Notices:

GLL BVK PROPERTIES, L.P. 555 South Federal Highway, Suite 340 Boca Raton, Florida 33432

Section 42	Intentionally Deleted

Section 48	Tenant’s Real Estate Broker: Bryason Realty Corporation Attention: Charles Shane, President Landlord’s Real Estate Broker: Bryason Realty Corporation Attention: Charles Shane, President

Tenant Improvements:	Landlord agrees to provide Premises in turnkey condition to Tenant, including satisfactorily completing the improvements outlined in Exhibit “B”, attached hereto.

Certain of the information relating to the Lease, including many of the principal economic terms, are set forth in this Basic Lease Information Rider (the “BLI Rider”). The BLI Rider and the Lease are, by this reference, hereby incorporated into one another. In the event of any conflict between the terms of this BLI Rider and the terms of the Lease, the terms of this BLI Rider shall be controlling. Where the Lease simply supplements this BLI Rider and does not conflict directly herewith, the Lease shall control.

IN WITNESS WHEREOF, Landlord and Tenant have signed this BLI Rider as of this      day of                     , 2009.

WITNESSES: (As to Tenant)		“TENANT”

Witness:	/s/ Susan Camacho	SUMMIT BROKERAGE SERVICES, INC., a corporation of the State of Florida
Print Name:	Susan Camacho

		By:	/s/ Steven C. Jacobs

		Printed Name:	Steven C. Jacobs

Witness:	/s/ Michael Lang	Title:	Executive Vice President

Print Name:	Michael Lang	Date:	October 27, 2009

WITNESSES: (As to Landlord)		“LANDLORD”

Witness:	/s/ Brandon Benson	GLL BVK PROPERTIES, LP, by its general partner, GLL BVK General Partner, Inc.
Print Name:	Brandon Benson

		By:	/s/ Edward N. Rime

Witness:	/s/ Laura Jakubiec	Printed Name:	Edward N. Rime

Print Name:	Laura Jakubiec	Title:	Vice President, Asset Management

		Date:	December 4, 2009

595 FINANCIAL CENTER

LEASE

This Lease (“Lease”) is made as of the      day of                     , 2009 by and between GLL BVK PROPERTIES, L.P., a Florida limited partnership (“Landlord”) and SUMMIT BROKERAGE SERVICES, INC., a corporation of the State of Florida (“Tenant”).

W I T N E S S E T H:

(1)	PREMISES; COMMON AREAS

Landlord leases to Tenant and Tenant leases from Landlord, the Premises described in the Basic Lease Information Rider (the “BLI Rider”), attached to the front of this Lease and incorporated into this Lease by reference. The Premises are pictorially illustrated on the Floor Plan attached hereto as Exhibit “A” and, by this reference incorporated herein (“Premises”). The exterior walls, the space above the ceiling of the Premises and the area beneath the surface of the unfinished floor of the Premises are not demised under this Lease, and the use of those areas, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires and structural elements leading through the Premises in locations that will not materially interfere with Tenant’s use the Premises, are reserved to Landlord. No other space is demised by intention or omission. Common areas include all areas of the Building not leased or rented to, or held for lease or rental to, or exclusive use of, Tenant or any other tenant of Landlord, which areas are used by more than one tenant of Landlord in the Building, including, without limitation, all unassigned parking spaces, driveways, truck courts, truck service areas, and sidewalks, if any of those areas exist on the Project to service all tenants of the Project (the “Common Areas”), provided that off-road parking areas not adjacent to the Premises shall not be available for use by Tenant or Tenant’s guests, employees or invitees unless otherwise set forth herein. Common Areas will, at all times, be subject to Landlord’s exclusive control and management in accordance with the terms and provisions of this Lease. Landlord expressly represents that the stated rentable square feet is accurate, and acknowledges that Tenant relied solely on Landlord’s representation of the rentable square feet in contemplation of entering this Lease.

(2)	LEASE TERM; LEASE DATE

The term of this lease (“Lease Term”) shall be for the period of time commencing on the Lease Commencement Date, set forth in the BLI Rider, and ending on the Lease Expiration Date as likewise set forth in the BLI Rider, unless further extended pursuant to Exhibit “F” (“Renewal Option”) or earlier terminated, as otherwise provided in this Lease. If Landlord is unable to deliver possession of the Premises on the estimated Lease Commencement Date by reason of the holding over of any prior tenant or occupant, delay caused by any alteration or construction work, or for any other reason not attributable to fault on the part of Tenant, Tenant shall not be required to commence payment of any form of Rent other than pre-paid rent and security deposit outlined in the Basic Lease Information Rider, Section 4, due under this Lease until the Rent Commencement Date has been attained. However, nothing contained in this Section 2 shall operate to extend the Lease Term. Tenant’s obligation to pay all rent, including Base Rent, Overhead Rent and, as applicable, Additional Rent (collectively, “Rent”), as such terms are hereafter defined, will commence on the Rent Commencement Date. Landlord shall prepare a Certification of Lease Commencement Date, Rent Commencement Date and Expiration Date in the form attached hereto as Exhibit “G” for Tenant’s counter-execution following the determination of the Lease Commencement Date. Tenant shall observe and perform all of its obligations under this Lease (except its obligations to conduct business) from the earlier to occur of the date that Premises are delivered to Tenant for purposes of commencement of the Tenant Improvements, if Tenant is to be responsible hereunder for constructing Tenant Improvements or the date Tenant otherwise takes possession of the Premises until the Commencement Date in the same manner as thought the Lease Term began when the Premises were so delivered to Tenant. Under no circumstances, however, may Tenant enter into possession of the Premises before the earlier to occur of the date that the Premises are delivered to Tenant for the purpose of commencement of Tenant Improvements or the Lease Commencement Date without the express written consent of Landlord and subject to any reasonable terms of the consent. Tenant shall not be required to pay Rent for any period before the Commencement Date.

Tenant shall have the right to terminate the lease after fifty-four (54) months, with six (6) months prior written notice to Landlord, and upon payment to Landlord of unamortized leasing commissions, tenant improvement costs and rent abatement.

(3)	BASE RENT, OVERHEAD, ADDITIONAL RENT

A. Base Rent. During the Lease Term, Tenant will pay as the Base Rent for the Premises the total amount of Base Rent set forth in Section 3 of the BLI Rider, which shall be paid by Tenant in accordance with Schedule of Base Rent established in the BLI Rider. Base Rent shall be paid without demand, setoff or deduction, in advance, on or before the first day of each month during the Lease Term, in monthly installments of the amounts set forth in the Schedule of Base Rents together with applicable sales and other such taxes as are now or later enacted. Tenant covenants and agrees to pay a late charge in the amount of Seventy Five and 00/100 ($75.00) Dollars for any payment of Rent (Base Rent, Overhead Rent, or Additional Rent) not received by Landlord on or before the date when same is due. In the event of a delinquency in payment of Rent, Tenant shall also pay Landlord interest at a rate equal to eighteen percent (18%) per annum accruing on any Rent(s) outstanding. Tenant shall pay Landlord any such late charge(s) or interest within five (5) days after Landlord notifies Tenant of same.

B. Operating Expenses:

(1) Tenant shall pay to Landlord, as Overhead Rent, Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses, in accordance with the terms and provisions of this Subsection.

(2) “Real Estate Taxes” shall mean the total of all of the taxes, assessments, excises, levies, and other charges by any public authority, which are general or special, ordinary or extraordinary, foreseen or unforeseen, or of any kind and nature whatsoever, and which shall during or in respect to the Lease Term, be assessed, levied, charged, confirmed, or imposed upon, or become due and payable out of, or become a lien on the Building, Garage, Common Areas, Project or appurtenances or facilities used in connection therewith. Real Estate Taxes shall specifically include, without limitation, all ad valorem taxes, personal property taxes, transit taxes, taxes or charges on vaults or vault spaces (unless the tax or charge is payable by a tenant directly), special or extraordinary assessments, government levies, and all other taxes or other similar charges, if any, which are levied, assessed, or imposed upon, or become due and payable in connection with the Building, Garage, Common Areas or Project or appurtenances or facilities used in connection therewith; provided, however, that the following taxes are specifically excluded from Real Estate Taxes (unless they are or shall become substitute taxes as provided in this subsection): any franchise, excise, income, gross receipts, profits, or similar tax assessed on or relating to the income or revenue of Landlord, and any capital levy, estate, gift, inheritance, transfer, or similar tax assessed by reason of any inheritance, devise, gift, or transfer of any estate in the Building or Project by Landlord. If, because of a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, gross receipts, profits, or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes, or instead of additions to or increases of Real Estate Taxes, or otherwise as a result of or based on or arising out of the ownership, use, or operation of the Building and/or Project, then the franchise, income, transit, gross receipts, profits, or other tax or governmental imposition shall be deemed to be included within the definition of “Real Estate Taxes.” As to special assessments that are payable over a period of time extending beyond the Lease Term, only a prorata portion of the special assessments, covering the portion of the Lease Term that is unexpired at the time of the imposition of the assessment shall be included in “Real Estate Taxes”. If, by law, any assessment may be paid in installments, then, for the purposes of this Lease, (a) the assessment shall be deemed to have been payable in the maximum number of installments permitted by law, and (b) there shall be included in Real Estate Taxes, for each year in which the installments may be paid, the installments so becoming payable during that year, together with any interest payable on the assessments during the year. “Real Estate Taxes” shall also include all costs and expenses incurred by Landlord in contesting the amount of the assessment of the Building and/or Project made for Real Estate Taxes, including fees paid to attorneys, accountants, consultants, and appraisers.

(3) “Operating Expenses” shall mean, subject to the exclusions and limitations set forth herein, the total of the costs and expenses incurred or borne by Landlord relating to the ownership, operation, and maintenance of the Project and the services provided tenants in the Project, as determined in accordance with generally accepted accounting principles, (“GAAP”), sometimes hereinafter also referred to as the Cost of Operation and Maintenance, consistently applied on a cash basis, including, without limitation all improvement, (defined below), equipments and systems, whether now existing or hereafter constructed and including, without limitation, as they relate to the Building, Project, Garage and Common Areas (1) costs in providing rubbish and waste pickup and disposal; (2) costs of janitorial services and window cleaning (including materials, supplies, light bulbs and ballasts, equipment and tools therefore, and rental costs related to any of the foregoing) and contracts with third parties to provide such services or supplies; (3) costs of providing any forms of security; (4) insurance premiums for, without limitation, property, rental interruption, liability and any other types of insurance carried by Landlord, the costs of which may include a reasonable allocation of a portion of the premium of a blanket insurance policy maintained by Landlord; (5) costs of electricity, water, sewer and other utility charges (including maintenance of the emergency generators at the Building), but excluding any utility charges paid directly by any tenant of the Project (including Tenant) to any utility provider; (6) costs of operation, maintenance, and repair including, without limitation, the roof, all floor, wall and window coverings and personal property, systems such as heat, ventilation and air conditioning, fire prevention sprinkler systems, Building, Project and Garage elevators, escalators, and all other mechanical or electrical systems serving such facilities and service agreements for all such systems and equipment; (7) license, permit and inspection fees; (8) wages, salaries, employee benefits and taxes (or a reasonable allocation of the foregoing) for on-site personnel working full or part time in connection with operation, maintenance and management; (9) accounting and legal services associated with the Project; (10) management fees (including reasonable fees paid to Landlord if Landlord manages the Building, Garage and/or the Project), not to exceed the customary or reasonable management fee charged in the southeast Florida market, and Landlord’s administrative costs, such as postage, stationery, photocopy expenses, and other management office supplies; (11) costs of indoor and outdoor landscaping including, without limitation, planting, replacing, and replanting of flowers and bushes, and the maintenance thereof; (12) expenses and fees, including legal fees and costs, reasonably incurred contesting the validity or applicability of any governmental enactments, including taxes; (13) costs of operation, maintenance and repairs of any equipment to supply music or to provide intercom capability; (14) cost of compliance with any fire, safety or other governmental riles, regulations, laws, statutes, ordinances or requirements imposed by any governmental authority or insurance company; (15) the cost of any Study (defined below); (16) the current amortization portion of Required Capital Improvements (defined below) and Cost Saving Improvements (defined below), amortized on a straight line basis for ten (10) years or over the useful life of such improvement, as determined in accordance with generally accepted accounting principles, whichever is less; and; (17) the cost of all replacements or capital repairs (hereinafter “Replacements”) made in lieu of repairs when such Replacement is reasonably necessary in accordance with sound management and operating principles, notwithstanding that the Replacement item is of superior quality, design or utility to the item being replaced, but only to the extent such quality, design or utility shall not exceed the standard for the same currently prevailing for comparable first-class office and professional buildings located in the southeast Florida market, such cost to be amortized or depreciated, as the case may be, on a straight-line-basis over the useful life of the Replacement in question, but in no event more than ten (10) years, as commercially reasonably determined by Landlord, and included in the Cost of Operation and Maintenance until such cost has been fully amortized or depreciated. “Required Capital Improvements” shall mean any capital improvements or any replacements made in or to any portion of the Project or improvements located thereon, including, without limitation, the Building, the Property, the Garage and Common Areas, in order to conform to any law ordinance, rule, regulation or order of any governmental authority having jurisdiction over the Building, the Property, the Garage, the Common Areas, and the Project, as the case may be, and replacements of capital improvements at the end of their useful life. “Cost Saving Improvements” shall mean any capital improvements or replacements which are intended, in Landlord’s reasonable judgment, to reduce, stabilize or limit increases in the costs of Operation and Maintenance; for Cost Saving Improvements costing more than $50,000, Landlord’s reasonable judgment shall be based upon a study and analysis made by or on behalf of Landlord of the projected cost savings to be realized from making such capital improvements (the “Study”). “Improvements” shall mean any improvement that is a Required Capital

Improvement or a Cost Saving Improvement. “Improving” shall mean the construction of any Improvement. Landlord agrees to pay all Operating Expenses on a timely basis to avoid the disruption of any services to Tenant.

C. Exclusions

Notwithstanding any other provisions of this Lease to the contrary, the Cost of Operation and Maintenance shall specifically exclude the following:

(A) costs and expenses incurred in connection with lease, sublease and/or lease assignment negotiations and transactions with present or prospective tenants or other occupants of the Building and Project, including, without limitation, leasing commissions, attorneys’ fees, consulting fees and space planning costs;

(B) tenant allowances, monetary inducements and other costs of installation of tenant improvements and decorations including permit, licensing and inspection fees) incurred in connection with preparing space for a new tenant or the cost of renovating or otherwise improving, decorating, painting or redecorating space of existing tenants or vacant space available for lease;

(C) accountants’ fees and costs, attorneys’ fees and court costs and other such professional expenses incurred by Landlord in connection with (1) negotiations or disputes with existing tenants (unless such disputes are with a majority of all tenants in the Building [based upon rentable square footage] in which case such legal expenses will be included to the extent Landlord prevails in any such dispute) or prospective tenants, management agents, brokers, purchasers, or mortgagees of the Building or in enforcing remedies in the event of tenant defaults and/or (2) any mortgaging, financing, refinancing, development, sale, or change of ownership of the Project, Garage or Building, or the modification of any ground lease, air rights lease, or any other lease or sublease to, or assumed, directly or indirectly by, Landlord;

(D) amounts for which Landlord is entitled to be reimbursed by tenants, or insurers (other than through payment of its proportionate share of Taxes and the Cost of Operation and Maintenance) or for which any tenant pays or is to pay third persons;

(E) interest, principal, points and fees on debt or amortization payments on any mortgages or any other debt instruments encumbering the Building and rental under any ground lease;

(F) expenses paid by Landlord for the advertising and promotion of rental space in the Building and Project and the cost of signage within or on the Project identifying the owner and/or managing agent of the Building;

(G) depreciation expense on the Building, Project, Common Areas, and Garage;

(H) Landlord’s general overhead and general administrative expenses which would not be chargeable to operating expenses of the Building, Project, Common Areas, and/or Garage in accordance with generally accepted accounting principles, consistently applied on a cash basis;

(I) costs arising from Landlord’s charitable or political contributions;

(J) the cost of sculpture, paintings or other objects of art except for those required to satisfy applicable law (e.g., an “art in public places” ordinance);

(K) costs related to maintaining Landlord’s legal existence, including by way of example but not limitation, trustee’s fees, annual fees, organizational and administrative expenses and accounting fees (other than with respect to the Building’s operations);

(L) fees and costs paid to subsidiaries or affiliates of Landlord for providing services or products to the Building, Common Areas, and/or Garage (other than management services) to the extent such fees and costs exceed the customary fees of non-affiliated entities rendering comparable services or providing comparable products on competitive terms in other first-class office and professional buildings located in the southeast Florida market;

(M) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded above (excluding, however, equipment not affixed to the Building, Common Areas, and/or Garage which is used in providing janitorial or similar services);

(N) tax penalties incurred as a result of Landlord’s negligence, inability, or unwillingness to make payments and/or to file any income tax or informational returns when due;

(O) the costs incurred by Landlord to cure any latent defects in the original construction of the Premises as to which Tenant has given Notice to Landlord prior to the first anniversary of the Commencement Date;

(P) electric power and other utility costs for which any tenant directly contracts with the local public service company; and

D. Definitions: As used in this Section 3:

(a) “Garage” shall mean the six (6) level structure parking garage housing approximately 347 parking spaces constructed on the Property as a portion of the Project. Section 7 contains additional provisions relating to the use of the Garage.

(b) “Landlord’s Statement” shall mean an instrument containing a reasonable computation of any Overhead Rent due from or to Tenant itemized by expense category in reasonable detail, pursuant to the provisions of this Section 3.

(c) “Operational Year” shall mean a calendar year during the Lease Term.

(d) “Property” shall mean the parcel of land situated in Palm Beach County, Florida, more particularly described on Exhibit “I” attached hereto on which is situated the Project, Building and the Garage.

(e) “Tax Year” shall mean the period of twelve (12) months commencing on January 1st of each year or such other 12-month period, during the Lease Term, as may hereafter be duly adopted as the fiscal year for real estate tax purposes for Palm Beach County or other applicable governmental authority.

(f) “Tenant’s Projected Share” shall mean Tenant’s Proportionate Share of Landlord’s written estimate of the Cost of Operation and Maintenance for the ensuing Operational Year and, if Landlord so elects as hereinafter provided, of Landlord’s written estimate of Taxes for the ensuing Tax Year.

E. Taxes.

(i) Tenant shall pay, as a portion of Tenant’s Overhead Rent obligation, a sum equal to Tenant’s Proportionate Share of Taxes for each Calendar Year during the Lease Term for the Building, Property, Garage, Common Areas, and the Project. Subsequent to the issuance of a bill for Taxes, Landlord shall give Notice of such Taxes to Tenant which Notice shall include a copy of such bill, together with Landlord’s Statement for Taxes, and Tenant shall pay the Overhead Rent set forth on such Statement within thirty (30) days such Notice is given. Landlord, at its option, may require Tenant to make monthly payments on account of Tenant’s Proportionate Share of Taxes payable for the Tax Years on the Rent Commencement Date or such other date that Landlord may reasonably elect. Landlord agrees to regularly review Taxes for the Building, Garage, Common Areas, Project, and Property and to contest or negotiate the amount thereof with the appropriate governmental or regulatory authority if Landlord determines it is reasonably prudent to contest the Taxes. The cost of any such contest or negotiation shall be a Cost of Operation and Maintenance regardless of Landlord’s success. In the event that after a Landlord’s Statement for Taxes has been sent to Tenant and Tenant has paid Overhead Rent for such Taxes, an assessed valuation which had been utilized in computing the Taxes is reduced (as a result of settlement, final determination of legal proceedings or otherwise) and as a result thereof a refund of Taxes is received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall, at Landlord’s option, (a) reimburse Tenant, within thirty (30) days, in the amount of Tenant’s Proportionate Share of such refund or (b) apply Tenant’s Proportionate Share of such refund to Tenant’s next occurring future obligation to pay Rent hereunder.

(ii) Any payment of Overhead Rent or refunds due to Tenant hereunder for any period of less than a full Tax Year, or any adjustment required due to Tenant hereunder for any period of less than a full Tax Year, or any adjustment required due to the change in the area of the Premises, shall be equitably prorated to reflect any such event.

F. Operating Expenses.

(i) Commencing on the Lease Commencement Date, Tenant shall also pay to Landlord, as Overhead Rent, Tenant’s Projected Share of Costs of Operation and Maintenance for the Building, Garage, Common Areas, Project, and Property during such Operational Year. In January or as soon as is practical thereafter in each Operational Year, Landlord shall furnish Tenant by Notice a written statement, itemized in reasonable detail, of the estimated Cost of Operation and Maintenance for such year setting forth the Operating Expenses and Tenant’s Projected Share of the Cost of Operation and Maintenance for the Building, Garage, Common Areas, Project, and Property during such Operational Year and Tenant shall pay same to Landlord as Overhead Rent. Tenant’s Projected Share shall be divided by 12 and shall be payable on the first day of each month, beginning on the first day of such ensuing Operational Year. If said statement is furnished to Tenant after January or the commencement of such Operational Year, Tenant shall nonetheless be obligated to pay, as part of its next installment of Base Rent and Overhead Rent, Tenant’s Projected Share for the period which shall have elapsed prior to the first day of the calendar month next succeeding the calendar month in which said Statement is furnished to Tenant.

(ii) Within six (6) months from the end of each Operational Year, Landlord shall furnish to Tenant by Notice a written statement, itemized in reasonable detail, of the actual Cost of Operation and Maintenance incurred for such Operational Year and the Tenant’s Proportionate Share of the Cost of Operation and Maintenance of the Building, Garage, Common Areas, Project, and Property during such Operational Year (“Landlord’s Statement of Operation and Maintenance”). If the Landlord’s Statement of Operation and Maintenance shall indicate that Tenant’s Projected Share paid by Tenant for such Operational Year exceeded Tenant’s Proportionate Share for such Operational then, Landlord, at Landlord’s option, shall forthwith either (1) pay the amount of excess directly to Tenant within thirty (30) days of Tenant’s receipt of such Statement or (2) permit Tenant to credit the amount of such excess against the subsequent payment of Overhead Rent due hereunder. If Landlord’s Statement of Operation and Maintenance shall indicate that Tenant’s Proportionate Share exceeds Tenant’s Projected Share for that Operational Year, Tenant shall forthwith pay Landlord such shortage within thirty (30) days after Tenant’s receipt of such Statement.

G. Apportionment of Overhead Rent. If the Term of this Lease shall begin on a date other than January 1 or end on a date other than December 31st, any Overhead Rent for the year in which the Rent Commencement Date or the date of Expiration of the Term shall occur, as the case may be, shall be apportioned in that percentage which the number of days in the period from the Rent Commencement Date to December 31st or from the first scheduled Rent payment date of such Lease Year to such date of expiration, both inclusive, as the case may be, shall bear to the total number of days in the calendar year in which such expiration occurs.

H. Landlord’s Statements. Landlord’s failure to render Landlord’s Statement of Taxes or Landlord’s Statement of Operation and Maintenance (each “Landlord’s Statement”), with respect to any Operational Year or Tax Year, or Landlord’s delay in rendering such Statement beyond a date specified herein, shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that or any subsequent Operational Year or Tax Year or operate as a waiver of same.

I. Collection Except as otherwise provided herein, any Overhead Rent payable pursuant to Section 3 shall be collectible by Landlord in the same manner as Base Rent, and Landlord shall have the same remedies for nonpayment of Overhead Rent as Landlord has hereunder for nonpayment of Base Rent.

J. Sales Tax. Tenant further agrees to pay, in addition to, but not in lieu of, the Base Rent, and the Overhead Rent, any and all sales and use tax now or hereafter imposed by any governmental entity upon, applicable to, or measured by or on the Base Rent, and Overhead Rent, or any other charges payable to Landlord under this Lease (“Sales Tax”). Tenant shall pay to Landlord, concurrently with each such payment of Base Rent, Overhead Rent or such other charges hereunder, the amount of Sales Tax attributable to the payment being made to Landlord. If any Sales Tax is required to be paid to the governmental taxing authority directly by Landlord, during the term of this lease (if such Sales Tax is levied on the Base Rent, Overhead Rent paid by Tenant), then Landlord shall, within thirty (30) days, be fully reimbursed by Tenant for such payment.

K. Definition of Rent. The term “Rent” collectively refers to Base Rent, Overhead Rent and Additional Rent. The term “Additional Rent” is sometimes used herein to refer to any and all other sums payable by Tenant hereunder, including, but not limited to, sums payable on account of default by Tenant. All Rent shall be paid by Tenant without offset or other credit and shall be payable only in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. All sums payable by Tenant hereunder by check shall be obtained against a financial institution located in the United States of America. Tenant’s obligations to pay Rent are covenants independent of Landlord’s obligations under this Lease. The Rent shall be paid by Tenant at the Building management office located in the Building or elsewhere as designated by Landlord in writing to Tenant. Any Rent payable for a portion of a month shall be prorated based upon the number of days in the applicable calendar month.

(4)	SECURITY DEPOSIT; PREPAID RENT

Not later than concurrently with the execution of this Lease, Tenant shall have deposited with Landlord the Security Deposit, if any, and Prepaid Rent(s) in the amount(s) set forth in the BLI Rider. The Security Deposit will be retained by Landlord as security for the payment by Tenant of Base Rent, Overhead Rent and any Addition Rent for the faithful performance by Tenant of the terms and conditions of this Lease. In the event Tenant fails to faithfully perform any material terms and/or conditions of this Lease, Landlord, at Landlord’s option, may at any time apply the Security Deposit or any part thereof toward the payment of the Rent and/or Overhead Rent and/or toward the performance of Tenant’s obligations under this Lease; in such event, within five (5) days after notice, Tenant will deposit with Landlord cash sufficient to restore the Security Deposit to its original amount. The Security Deposit is not liquidated damages. Landlord will return any unused portion of the Security Deposit to Tenant within thirty (30) days after the Expiration Date if Tenant is not in violation of any of the material provisions of this Lease. Landlord may (but is not obligated to) exhaust any or all rights and remedies against Tenant before resorting to the Security Deposit. Landlord will not be required to pay Tenant any interest on the Security Deposit nor hold same in a separate account. If Landlord sells or otherwise conveys the Building, Landlord will deliver the Security Deposit or the unapplied portion thereof to the new owner of the Building. Tenant agrees that if Landlord turns over the Security Deposit or the unapplied portion thereof to the new owner, Tenant will look solely to the new owner, and not to Landlord, for its return upon expiration of the Lease Term. If Tenant assigns this Lease with the consent of Landlord, as in an instance where Landlord’s consent to such a transfer is not required, the Security Deposit will remain with Landlord for the benefit of the transferee and will be returned to such transferee upon the same conditions as would have entitled Tenant to its return.

(5)	USE

A. Authorized Uses. Tenant, its successors and assigns shall use and occupy the Premises solely for the operation of the Use set forth in the BLI Rider, and for no other use whatsoever. Tenant shall abide and conform to each and every of the Rules and Regulations attached hereto as Exhibit “E” and such other reasonable and nondiscriminatory rules as Landlord may promulgate from time to time. Tenant acknowledges that its Use, as specified in the BLI Rider, is a material consideration for Landlord’s execution of this Lease. Tenant will not commit waste upon the Premises nor suffer or permit the Premises or any part of them to be used in any manner, or suffer or permit anything to be done in or brought into or kept in the Premises, the Building, the Garage or the Project which would knowingly: (i) violate any law or requirement of public authorities, (ii) cause injury to the Building, Garage, Project or any parts thereof, (iii) annoy or offend other tenants or their patrons or interfere with the normal operations of plumbing or other mechanical or electrical systems of the Building, (iv) constitute a public or private nuisance, or (v) alter the appearance of the exterior of the Building, Garage, or Project or of any portion of the interior other than the Premises pursuant to the provisions of this Lease. Tenant agrees and acknowledges that Tenant shall be responsible for obtaining any special amendments to the certificate of occupancy for the Premises, Project and/or the Building and any other governmental permits, authorizations or consents required solely on account of Tenant’s use of the Premises. Landlord acknowledges that Landlord has conducted appropriate due diligence with respect to Tenant’s business operations and further acknowledges that the nature of Tenant’s business falls within the limits of Authorized Uses as herein established.

B. Prohibited Uses. Notwithstanding anything to the contrary in this Lease or the BLI Rider, including but not limited to, the “Use of Premises” Section of the BLI Rider, Tenant hereby represents, warrants and agrees that Tenant’s business is not and shall not be, and that Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith or multigraph reproductions or offset printing; (ii) [intentionally deleted], (iii) [intentionally deleted], (iv) [intentionally deleted], (v) [intentionally deleted], (vi) except in connection with an employee lounge, as a restaurant or bar or for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, (vii) [intentionally deleted], (viii) as an employment agency, labor union office, physician’s or dentist’s office, dance or music studio, school (except for the training of employees of Tenant), (ix) as a barber shop or beauty salon, or (x) for the business of (a) operating a shared office facility, that is, a business which subleases space and/or offers centralized services to subtenants or customers on a shared basis, such as secretarial, receptionist, telephone, etc., or (b) for a fee to persons inside or outside of the Building, providing as a service word processing, secretarial, video conferencing, conference services, telephone answering, receptionist or mail receipt services. Nothing in this Section 5.B., shall preclude Tenant from using any part of the Premises for photographic, multilith or multigraph reproductions to the extent that such uses are incidental to Tenant’s own business or activities.

The Use of the Premises made by Tenant is not a use deemed as “place of public accommodation” under the Americans with Disabilities Act of 1990 (“ADA”) and, notwithstanding anything in this Lease to the contrary, no use of the Premises during the Lease Term, shall be made that would cause the Premises to be a “place of public accommodation” under the ADA and all similar present or future laws, together with all regulations promulgated under any of the laws. Landlord covenants that the Building and Premises are currently in compliance with the ADA, and assumes responsibility to cure any defaults that result in violations of the ADA associated with the Building, other than those resulting from Tenant’s use of the Premises.

(6)	ACCEPTANCE OF PREMISES; LANDLORD’S WORK

The taking of possession by Tenant (or any permitted assignee or subtenant of Tenant) of all or any portion of the Premises will be deemed conclusive evidence that Tenant has found the Premises, and all of its fixtures and equipment, as applicable, acceptable. Unless expressly stated in this Lease to the contrary, or as may be otherwise agreed to in writing, Landlord has, and shall have, no obligation to repair, improve, or add to the Premises subsequent to Tenant’s receipt of possession thereof. Tenant, at its sole cost and expense and in compliance with the provisions of this Lease, shall be responsible for any changes, alterations, repairs, replacements, maintenance, and decorations to the Premises. Neither Landlord nor Landlord’s agent have made any representations or promises with respect to the physical condition of the Building, Garage, Project or Common Areas, or the Premises, the Rents, expenses of operations, or any other matter or thing affecting or relating to the Premises, Garage, Property, Common Areas or the Project, except as may be herein expressly set forth, and no rights, easements, or licenses or acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Landlord represents and warrants to Tenant that it has not received any notice that the Building or, if not constructed as of the Effective Date, the plans thereof are currently in violation of any laws, regulations or ordinances. Any Landlord’s work or leasehold improvements (as distinguished from trade fixtures and apparatus) installed in the Premises at any time, whether by or on behalf of Tenant or by or on behalf of Landlord, shall not be removed from the Premises at any time, unless such removal is consented to in writing in advance by Landlord; and at the expiration of this Lease (either on the Expiration Date or upon such earlier termination as provided in this Lease), all such leasehold improvements shall be deemed to be part of the Premises, shall not be removed by Tenant when it vacates the Premises, and title thereto shall vest solely in Landlord without payment of any nature to Tenant. All trade fixtures and apparatus (as distinguished from leasehold improvements) owned or leased by Tenant and installed in the Premises shall remain the property of Tenant and shall be removable at any time, including upon the expiration of the Term; provided Tenant shall not at such time be in default of any terms or covenants of this Lease, and provided further, that Tenant shall repair any damage to the Premises caused by the removal of said trade fixtures and apparatus and shall restore the Premises to substantially the same condition as existed prior to the installation of said trade fixtures and apparatus.

Chinese/Defective Drywall: Landlord represents that Landlord has no knowledge of the presence of Chinese/Defective drywall or any records or reports pertaining to Chinese/Defective drywall affecting the Building or Premises.

Hurricane Glass: Landlord represents that the all of the windows in the building are made of impact-resistant glass qualifying as “Hurricane Glass”.

(7)	COMMON AREAS AND PARKING ARRANGEMENTS

A. Use of Project Common Areas. In addition to the Premises, other than with respect to the Garage, Tenant shall have the right to non-exclusive use, in common with Landlord, other tenants, occupants, and the guests, employees and invitees of same of (a) Project driveways and footways, and (b) other facilities in the Project as may be designated from time to time by Landlord, subject to the terms and conditions of this Lease, and to the Rules and Regulations for the use thereof as prescribed from time to time by Landlord.

The Common Areas are subject to the exclusive control and management of Landlord and Landlord shall have the right to establish, modify, change and enforce from time to time reasonable and non-discriminatory Rules and Regulations with respect to the Common Areas to which Tenant agrees to abide.

Neither the Garage nor any Common Area shall be used by Tenant, or any agent or employee of Tenant, for any advertising, political campaigning or other similar use, including without limitation, the dissemination of advertising or campaigning leaflets or flyers.

In the event Landlord deems it necessary to prevent public access to the Building, Landlord may from time to time temporarily close portions of the Common Areas, and may erect private boundary markers or take such steps as deemed appropriate for that purpose but in so doing Landlord agrees to use its best efforts to prevent any such action from having a material adverse effect upon the business of Tenant.

B. Use of Garage. The Garage shall contain not less than the minimum number of parking spaces required by applicable governmental regulations, inclusive of handicapped parking spaces. Tenant, its customers and its employees, shall have the non-exclusive right to park standard size automobiles in those parking spaces in the Garage designed for such use by Landlord during the term of this Lease excluding, however, trucks, commercial vehicles and campers in excess of one ton capacity or possessing more than four (4) wheels, and vehicles with a height of greater than 6’8”, a length greater than 176” or a width greater than 8’. Tenant’s use of the such parking spaces shall be non-exclusive, it being understood that the parking spaces in the Garage designed by Landlord for use by Tenant, its invitees and employees and vendors, are open to others on a “first-come, first served” basis. Except for the reserved Parking Spaces let to Tenant at the initial BLI Rider rate (subject to adjustment) of at least one (1) parking space for each 1,000 RSF of the Premises. Landlord cannot guarantee that there will be parking spaces available for the use of Tenant, its invitees or employees, at all times or at any particular time. A limited number of monthly rental parking spaces may be available on a “first-come, first served” basis at monthly lease rates, plus tax, established by Landlord in Landlord’s discretion. Landlord does not represent that any of the monthly rental parking spaces will be available for Tenant or, if such spaces are initially available. Tenant agrees to cause all parties using parking spaces, including Tenant’s employees and invitees, to comply with the terms of this Lease regarding parking.

Landlord reserves the right to utilize portions of the Garage in a “valet” style parking program. If Landlord establishes a valet parking program it shall be available to Tenant, at its option, and it may be used, or such use may be required, for other occupants of the Building and their guests, invitees, etc. Such valet service shall be operated by Landlord or an independent contractor engaged by Landlord and under Landlord’s management and supervision (hereinafter referred to as the ‘Valet Operator”). Landlord shall not make profit on providing valet parking services to the Tenant. The Valet Operator shall keep appropriate records of the cost of operating such services, the revenue derived from such valet services and the number of valet tickets validated by Tenant. If Landlord establishes a valet parking service, Tenant shall have the right to validate valet parking tickets for its customers. Such customers with validated parking tickets shall not be charged for valet parking by the Valet Operator. No less than quarterly, subject to reconciliation as provided in Section 3 hereof, Landlord shall submit to Tenant a statement showing for the preceding quarter the total expenses of the Valet Operator (including a reasonable fee) in providing such valet services, the total revenue therefrom, the total number of validated parking tickets and the total number of validated parking tickets by Tenant. Such statement shall also show the following: (i) the “Total Per Car Expense” which shall be determined by dividing such total expenses by the total number of cars parked by the Valet Operator during such period, and (ii) “Tenant’s Valet Parking Charge” which shall be determined by multiplying the number of parking tickets validated by Tenant during such period by the Total Per Car Expense for such period.

Tenant shall pay Tenant’s Valet Parking Charge to Landlord within thirty (30) days after receipt of such statement. Tenant shall not be required to pay any other costs of valet parking pursuant to any other provisions of this Lease.

Each year, with Landlord’s statement as required in Section 3 hereof, Landlord shall furnish Tenant with a statement showing for the preceding year, the total expenses of the Valet Operator, the total revenue, the total number of validated parking tickets, the total number of validated parking tickets by Tenant, and the Total Per Car Expense, Tenant’s Valet Parking Charge and the difference, if any, in the amount of Tenant’s Valet Parking Charge and the amount thereof paid by Tenant for such year. If the total amount paid under this subparagraph for any statement period shall be less than Tenant’s Valet Parking Charge for such period, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within thirty (30) days after the furnishing of such statement, and if the total amount paid by Tenant for Tenant’s Valet Parking Charge shall exceed the actual amount due from Tenant for such year, such excess shall be credited against the next installment of Tenant’s Valet Parking Charge due from Tenant to Landlord.

(8)	BUILDING SERVICES; UTILITY SERVICES

A. Building Services

(1) General. The Premises shall be accessible to Tenant on a twenty-four (24) hour per day, seven (7) days per week, three hundred sixty-five (365) days per year basis, excluding emergency events which may require or cause limited access to the Building or Premises. In general, the services set forth below will be provided by Landlord at a service level commensurate with similarly situated Class “A” building standards. During the Lease Term, the regular business hours (“Business Hours”) of the Building will be 7:00 a.m. to 7:00 p.m., Monday through Friday, and, from 8:00 a.m. to 12:00 p.m. on Saturdays, excluding holidays generally observed by State and federal governments. The Building will be accessible to Tenant, its subtenants, agents, servants, employees, contractors, invitees or licensees (collectively, “Tenant’s Agents”) twenty-four hours per day, seven days per week except in the case of temporary closure necessitated by emergencies, repairs, casualty, governmental or quasi-governmental requirements or as Landlord reasonably deems necessary in order to prevent imminent damage or injury to person or property.

(2) Services to be Provided by Landlord.

(a) Janitorial Service: Landlord agrees to provide janitorial services for the Premises commensurate with similarly situated Class “A” building standards. Janitorial service will be provided after Business Hours at the Building, however, janitorial services will not be provided on Saturdays, Sundays and holidays generally recognized by state and federal government. Should Tenant require additional janitorial services beyond those customarily provided by Landlord, Tenant may request same in writing from Landlord and if Landlord agrees to provide such services, Tenant will be billed for same by Landlord at a reasonable rate, as determined by Landlord, and those costs and expenses when billed will be Overhead Rent due under this Lease.

(b) Electricity: Electric power will be provided during Business Hours for the purposes of lighting, phones, servers, computers and general office equipment use in amounts consistent with Building standard electrical capacities. The Building standard mechanical and electrical systems are designed to accommodate loads generated by lights and office equipment such as personal computers, dictating equipment, and photocopy equipment. Tenant acknowledges that Tenant’s intended use of the Premises excludes material use of the Premises beyond Business Hours. Material use shall be deemed to mean the operation of an additional “shift”, either full or part time, or use of the Premises after Business Hours in any way that may preclude or interfere with the providing of janitorial services to the Premises. In the event Tenant’s use of the Premises requires excessive electrical power, whether by intensity of use, load or type of equipment, Tenant may then be billed for such additional use and such billings will be billed to Tenant as Overhead Rent. Landlord will utilize Landlord’s customary method of billing Tenant for excess usage or install a submeter for the purposes of monitoring Tenant’s excess power consumption. Landlord and Tenant agree that Landlord’s implementation of the electrical monitoring and billing procedures set forth herein shall in no way be construed so as to deem Landlord a private or public utility company. Landlord reserves the right, after Business Hours, to turn off all unnecessary lighting in the unoccupied areas of the Building and the Premises to minimize the energy consumption of the Building in both the Common Areas and the Premises. Landlord agrees that the Premises shall be connected to, and Landlord at its sole expense shall maintain, an emergency generator sufficient to power Tenant’s telephone system, 16 personal desktop computers, and the individual HVAC system for the Tenant’s server room described in (2)(c) below.

(c) HVAC Services: Landlord agrees to provide, during Business Hours, heating, ventilating and air conditioning in sufficient quantities and temperature to provide Tenant comfortable occupancy of the Premises. Tenant acknowledges that Office Buildings HVAC system is not designed to cool machinery or equipment. If Tenant requires additional HVAC services for cooling of machinery and/or comfort control at times other than during Business Hours, Landlord will bill Tenant, as Overhead Rent, for the number of hours used at Landlord’s then standard prevailing rate for after-hours use of HVAC services. The charge for after-hours of HVAC services in the initial Operating Year is Twenty Five ($25.00) Dollars per hour, or any portion thereof, subject to adjustment as hereinabove provided. The initial rate will be subject to change during the Lease Term based upon operational costs and expenses to Landlord, including wear and tear on the system and its components. The HVAC air distribution system and control system will remain under the control of Landlord, who will regulate the systems’ setting and adjustment. Tenant will cooperate with Landlord’s reasonable requests for an implementation of policies to maintain adequate balance of HVAC and return air services so as to promote the efficiency of the system. There will be no additional charge for 24 hours, 365 days a year air conditioning for Tenant’s server room. Landlord provides various individual thermostats within the Premises, to allow Tenant to adjust the HVAC/VAV system.

(d) Water and Sewer: Landlord agrees to provide municipally supplied cold water and sewer services to the Common Areas for lavatory purposes.

(e) Elevator Service: Landlord will provide elevator service during Business Hours which may be restricted hours other than Business Hours, subject, however, to the first sentence of Section 8(A)(1).

(3) Interruption of Services The Building Services referred to above, or any other services which Landlord may supply may be suspended by reason of accident or repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or other causes beyond the control of Landlord. No such interruption or discontinuance of service will be deemed an eviction or a disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages or abatement of Rent, except as specifically provided herein, or relieve Tenant from the responsibility of performing any of Tenant’s obligations under this Lease. Notwithstanding any provision to the contrary, Rent shall be abated if any interruption of services, other than attributable to the acts or misuse of Tenant, renders the Premises unsuitable for Tenant’s occupancy for the conduct of its business for a period of at least five (5) consecutive days. Such abatement shall commence from the commencement of such interruption and shall continue until the service in question is restored so as to render the Premises suitable for Tenant’s occupancy. For purposes of this Section, an interruption of services will be deemed to have occurred even though Tenant may benefit during such period from access to the emergency generator described in (2)(b) above.

(4) Sorting and Separation of Refuse and Trash. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders and regulations of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation, and recycling of waste products, garbage, refuse, and trash. Tenant shall, as required, sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse, and trash shall be placed in separate receptacles reasonably approved by Landlord. Such separate receptacles may, at the Landlord’s option be removed from the Premises in accordance with a collection schedule prescribed by law. Landlord reserves the right to refuse to collect or accept from Tenant any waste products, garbage, refuse or trash that is not separated and sorted and required by law and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section.

B. Utility Services.

Tenant shall promptly pay all charges for telephone or any other utilities used or consumed in the Premises, and not included in CAM charges. If the nature of Tenant’s business requires use of any utility service that is master metered to the Building in excess of a normal twelve (12) hour business day or in excess of normal office demand or usage, Landlord may require, at its sole discretion, that such services be individually metered to the Tenant’s Premises, and Tenant, in that case, shall pay all costs associated with individually metering the utilities supplied to Tenant’s Premises. Should Tenant in any month use in excess of one hundred and ten percent (110%) of the average electricity, water or other centrally metered utility used per square foot by all tenants in the Building or Project (“Average Usage”), all gallons of water used above Average Usage shall be considered in excess of normal water and sewer usage and Tenant shall pay Landlord for all such excess usage for both sewer and water on a monthly basis, within thirty (30) days after receipt of an invoice from Landlord. If Tenant requires utility services in addition to or in excess of those currently provided to the Premises, Tenant shall pay all costs of bringing such services to the Premises and for the use of such services, but Tenant shall not bring additional utilities or utility services to the Premises without the express written consent of Landlord. Landlord represents that no master meter is required for the Premises.

(9)	SECURITY

The security of the Premises is the sole responsibility of the Tenant and that the Landlord has no liability for breach of security to the Premises. Tenant may, at Tenant’s expense, install a security system to the Premises; provided, however, that Tenant, in addition to access otherwise required hereunder, will provide Landlord adequate access to the Premises in case of emergencies particularly regarding Premises that contain fire sprinkler risers and equipment. Landlord represents that the currently installed alarm system, though not currently monitored by a security monitoring service, is fully functioning and in working order. All repairs required to the Premises caused by security breaches are the responsibility of the Tenant; however, Landlord may elect to affect such repairs, if appropriate to insure continued security, protection of property, or safety of life. The cost of such repairs shall be Overhead Rent.

(10)	REPAIRS AND MAINTENANCE

A. Landlord’s Responsibilities. During the Lease Term, Landlord shall define, set, and maintain the level of repairs and maintenance for the Building, the Common Areas, and all other areas serving the Building, in a manner comparable to similarly situated class “A” office buildings. Landlord’s responsibilities with respect to this paragraph are as follows: (i) the structural and roof systems of the Building, (ii) Building electrical and mechanical systems, including elevators, (iii) the water, plumbing (including restrooms), sewer systems and HVAC of the Building, (iv) the Garage and Common Areas and the common area furniture, fixtures, and equipment, (v) the landscaped areas in and about the Building, Project and Garage, (vi) replacement of light bulbs in Common Areas, and in Premises where standard-installed fluorescents are located, and (vii) providing janitorial service to the Premises.

B. Tenant’s Responsibilities. During the Lease Term, Tenant will repair, maintain, and replace, if necessary, the following at Tenant’s expense:

(1) The interior portion of the Premises including the interior demising walls, doors, and the interior partition walls of the Premises and their wall covering(s).

(2) The electrical, plumbing, and mechanical systems which have been installed by either Landlord or Tenant, for the exclusive use and benefit of Tenant which are not otherwise standard for premises within the Building. The following examples of the foregoing are for clarification and are not by way of limitation: (a) projection room equipment such as dimmers, curtains, and related items, (b) security systems for the Premises, (c) telephone system for the Premises, and (d) any fire sprinkler alterations in excess of applicable code and of a higher quality than building standard installed exclusively for the Premises and under the Tenant’s control.

(3) The floor covering of the Premises, including carpeting, vinyl tile flooring, ceramic tile flooring, and other flooring materials or systems.

(4) All cabinets and millwork (regardless of ownership) within the Premises so long as said cabinets and millwork are for the exclusive use and benefit of Tenant.

(5) Other items or amenities that are to be repaired and maintained by Tenant such as, by way of example but not limitation, the following: (a) molding or other woodwork and paneling, (b) light fixtures and bulbs (other than Landlord’s standard installed fluorescents), (c) draperies, blinds or wall hangings, (d) water closets and kitchen areas, (e) doors and lock sets, and (f) vaults, safes or secured areas.

(6) The removal and clean-up of any environmentally hazardous situation caused by Tenant or Tenant’s agents.

C. Repairs and Maintenance; Miscellaneous. Notwithstanding anything to the contrary in this Lease, Landlord shall not be responsible to repair or maintain the Building, any of its components, the Common Areas, the Garage, the Premises, or any fixture, improvement, trade fixture, or any item of personal property contained therein where such repairs or maintenance are required because of the occurrence of the misuse, improper conduct, gross negligence of Tenant. Should Landlord, elect, at its sole option, to make repairs or maintenance occasioned by the occurrence of any of the foregoing, Tenant shall pay, as Additional Rent, all such costs and expenses incurred by Landlord. Any such Additional Rent not promptly paid to the Landlord within fifteen (15) days of a billing of said Additional Rent to the Tenant shall bear interest at eighteen (18%) percent, and, if not paid within ten (10) days thereafter, shall constitute a default of this Lease availing Landlord of any and all remedies provided in Section 24 hereof or otherwise at law or in equity. Landlord shall have the right to approve in advance (which approval shall not be unreasonably withheld or delayed) all work, repair, maintenance or otherwise, to be performed under Section C by Tenant and all of Tenant’s repairmen, contractors, subcontractors and suppliers performing work or supplying materials. Tenant shall be responsible for obtaining, at Tenant’s cost, all permits, inspections and certificates for accomplishing the above. Tenant shall obtain lien waivers for all work done in or to the Premises.

(11)	TENANT’S CARE; TENANT’S ALTERATIONS

A. Standard of Care. Tenant shall, at Tenant’s sole expense, take good care of the Premises and the fixtures and appurtenances therein, reasonable wear and tear, and damage by fire, the elements, casualty, or Acts of God excepted, and will suffer no active or permissive waste or injury thereof. Tenant shall, at Tenant’s expense, but under the direction of Landlord, promptly repair any injury or damage whether structural or non-structural to the Premises or the Building or Garage or Common Areas or Project caused by the negligence or intentional acts of Tenant, or its agents, invitees or employees, or Tenant moving in or out of the Premises. All of the aforesaid repairs shall be of the quality or class equal to the original work or construction, and shall be made in accordance with the provisions of Subsection 11.B, hereof. If Tenant fails after thirty (30) days notice thereof to proceed with due diligence to make the repairs required to be made by Tenant, the repairs may be made by Landlord, at the expense of Tenant and the actual out-of-pocket expenses thereof incurred by Landlord plus eighteen percent (18%) to reimburse Landlord for its overhead and construction management services associated herewith, after rendition of a bill or statement therefore, shall be reimbursed by Tenant to Landlord within thirty (30) days of completion of work and such billing. There shall be no abatement of Rent or rent allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Tenant making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building, Garage, Common Areas or the Premises, or in or to fixtures, appurtenances, or equipment thereof.

B. Alterations: Tenant shall make no Alterations without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided that they do not affect utility services or plumbing and electrical lines or other systems of the Building and are not visible from outside the Premises. Landlord shall respond to such written consent within fifteen (15) days of Tenant request.

All Alterations shall be performed in accordance with the following conditions:

(1) All Alterations requiring a building permit shall be performed in accordance with plans and specifications first submitted to Landlord for its prior written approval, which approval shall not be unreasonably withheld. Landlord shall be given, in writing, a good description of all other Alterations. Any changes in or deviations from the plans originally approved by Landlord must be similarly approved by Landlord.

(2) All Alterations shall be performed through completion in a good and workmanlike manner. Tenant shall, before the commencement of any Alterations, obtain, at its expense, and exhibit to Landlord all governmental permits required for the Alterations.

(3) All Alterations shall be performed through completion in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directives, rules, and regulations of governmental authorities having jurisdiction, including, without limitation, the ADA and all laws dealing with the abatement, storage, transportation, and disposal of asbestos or other hazardous materials, which work, if required, shall be effected by contractors and consultants approved by Landlord and in strict compliance with all applicable laws. Notwithstanding anything to the contrary contained in this section, Tenant shall not penetrate or disrupt the structural columns of the building located within the Premises or any area within three feet of any structural column, in performing any Alterations.

(4) All work shall be performed by contractors having, in the reasonable opinion of Landlord, the proper qualifications. Tenant shall provide Landlord with the name of the Tenant’s contractor, a copy of the contractor’s license to do work in the subject jurisdiction(s), a Contractor’s Qualification Statement in the most current American Institute of Architects form, a copy of the executed contract between the Tenant and its contractor, and a copy of the contractor’s work schedule. Unless waived in writing by Landlord, for all such work in excess of $5,000, all contractors shall obtain a payment and performance bond in form complying with Section 713.23, Florida Statutes and deliver a copy of the bond to Landlord before commencement of any Alterations.

(5) Before the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of builder’s risk, comprehensive general liability, and workers’ compensation insurance complying with the requirements of the Insurance Section 14.B and Exhibit “B” of this Lease.

(6) All work to be performed by Tenant shall be performed and completed in a manner that will not unreasonably interfere with or disturb other tenants and occupants of the Building. Tenant shall submit to Landlord a plan for execution of the work indicating in reasonable detail the manner in which the work shall be prosecuted in view of the necessity of minimizing noise and inconvenience to the users of the Building. The plan shall be subject to the reasonable approval of Landlord. The plan shall provide that all portions of the work involving excessive noise or inconvenience to other users of the Building shall be done after Normal Business Hours.

(7) Any damage to any part of the Building that occurs as a result of any Alterations shall be promptly repaired by Tenant to the reasonable satisfaction of Landlord.

(8) Tenant and its contractor and all other persons performing any Alterations shall abide by Landlord’s job site rules and regulations and fully cooperate with Landlord’s construction representative(s) in coordinating all of the work in the Building, including hours of work, parking, and use of the construction elevator.

(9) All Alterations will comply with the requirements of any energy efficiency program offered by the electric service provider to the Building.

(10) All materials used in any Alterations, including paint, carpet, wall or window coverings, carpet glues, and any other chemicals shall be subject to Landlord’s prior written approval.

(11) Landlord, or its agent or contractor, may supervise the performance of any Alterations in excess of $5,000, and, if so, Tenant shall pay to Landlord an amount equal to 8% of the cost of the work, as a fee for supervision and coordination of the work and as reimbursement for expenses incurred by Landlord in connection with Landlord’s supervision and coordination.

(12)	LANDLORD’S ADDITIONS AND ALTERATIONS

Landlord has the right to make changes, consistent with Class “A” Projects, in and about the Project, Building and Garage, including, but not limited to, signs, entrances, address or name of Building or Project. Such changes may include, but not be limited to, rehabilitation, redecoration, refurbishment and refixturing of the Project, Garage and/or Building and expansion of or structural changes to the Building, Garage and/or Project. The right of Tenant to quiet enjoyment and peaceful possession of the Premises given under the Lease will not be deemed breached or interfered with by reason of Landlord’s actions pursuant to this Section 12 so long as such actions do not materially deprive Tenant of its use and enjoyment of and access to the Building, Premises or parking.

(13)	ASSIGNMENT AND SUBLETTING

A. Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise shall transfer this Lease without first receiving Landlord’s prior written consent, which consent shall not be unreasonably withheld, subject, however, to the minimum threshold provisions of this Section 13. For purposes of this section, a “transfer” shall mean any of the following: (i) an assignment of this Lease; (ii) a collateral assignment, mortgage, or other encumbrance involving this Lease; (iii) a sublease, license agreement, or other agreement permitting all or any portion of the Premises to be used by others. This subsection does not apply to a subsidiary or entity that is 51% or more owned by the Tenant; (iv) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (v) a change or conversion in the form of entity of Tenant which has the effect of limiting the liability of any of the partners, members, or other owners of the entity; (vi) the agreement by a third party to assume, take over, or reimburse Tenant for any of Tenant’s obligations under this Lease in order to induce Tenant to lease space from the third party; or (vii) any transfer of control of Tenant, which shall be defined as any issuance or transfer of stock in any corporate tenant or subtenant or any interest in any noncorporation entity tenant or subtenant, by sale, exchange, merger, consolidation, operation of law, or otherwise, or creation of new stock or interests, by which an aggregate of 50% or more of Tenant’s stock or equity interests shall be vested in one or more parties who are not stockholders or interest holders as of the Date of this Lease. This subsection shall not apply to sales of stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended. Any modification or amendment to any sublease of any portion of the Premises shall be deemed a further sublease of this Lease. As used in this section, the term “transferee” shall include any assignee or subtenant of Tenant or any other party involved in any of the other transactions or events constituting a transfer.

B. If Tenant requests Landlord’s consent to a transfer, it shall submit in writing to Landlord, not later than fifteen (15) days before any anticipated transfer, (i) the name and address of the proposed transferee, (ii) a duly executed counterpart of the proposed assignment, sublease or other form of transfer agreement, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed transferee, as to the nature and character of its proposed use of the space, and otherwise responsive to the criteria set forth in Subsection D, and (iv) banking, financial, or other credit information relating to the proposed transferee reasonably sufficient to enable Landlord to reasonably determine the financial responsibility and character of the proposed transferee, including balance sheets and profit and loss statements for the transferee covering the three years before the transfer, certified by the transferee, and a list of personal, banking, business, and credit references for the transferee.

C. Landlord shall have the following options to be exercised within fifteen (15) Business Days from submission of Tenant’s request for Landlord’s consent to a specific transfer:

(1) If Tenant proposes to assign this Lease or sublet all or substantially all of the Premises, Landlord shall have the option to cancel and terminate this Lease as of the proposed commencement date for the transfer.

(2) If Tenant proposes to sublet less than all or substantially all of the Premises, Landlord shall have the option of canceling and terminating this Lease only as to that applicable portion of the Premises, effective as of the proposed commencement date of the sublease. If Landlord exercises this option, all Rent for the Premises shall be equitably apportioned as of the commencement date of the sublease and Landlord, at Tenant’s expense, shall perform all work and make all alterations as may be required physically to separate the applicable portion of the Premises from the remainder of the Premises and to permit lawful occupancy of the separated portion.

D. If Landlord does not elect either of the options provided above in Subsection C, Landlord shall not unreasonably withhold its consent to a proposed transfer. Landlord shall be deemed to have reasonably withheld or denied its consent to any proposed transfer unless all of the following conditions have been established to Landlord’s reasonable satisfaction:

(1) The proposed transferee and/or its guarantor has sufficient financial wherewithal to discharge its obligations under this Lease and the proposed agreement of transfer and as determined by Landlord’s reasonable criteria for selecting Building tenants.

(2) The proposed transfer shall not, in Landlord’s reasonable judgment, cause physical harm to the Project or the Building or material harm to the reputation of the Project or Building that would result in an impairment of Landlord’s ability to lease space in the Project or Building or cause a diminution in the rental value of space in the Building or Project.

(3) The proposed use of the Premises by the proposed transferee will be a use permitted under this Lease and not prohibited by the Rules and Regulations, and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord.

(4) The proposed transferee shall not be any person or entity who shall at that time be a tenant, subtenant, or other occupant of any part of the Building or Project. Notwithstanding the foregoing, Landlord will not withhold its consent solely because the proposed transferee is an occupant of the Building if Landlord does not have space available for lease in the Building that is comparable to the space Tenant desires to transfer. For these purposes, Landlord shall be deemed to have comparable space if it has space which will be available within six (6) months of the date of the proposed transfer on any floor anywhere within the Building which is approximately the same size as the space Tenant proposes to transfer, provided that if the space that Tenant proposes to transfer is contiguous to the space already leased by the proposed transferee, Landlord shall be deemed not to have comparable space.

(5) The proposed use of the Premises by the proposed transferee will not require alterations or additions to the Premises or the Building by Landlord (or any other entity resulting in costs to Landlord) to comply with applicable law or governmental requirements and will not negatively affect insurance requirements or involve the introduction of materials to the Premises that are not in compliance with the Environmental Laws, as said term is defined in Section 39 of this Lease.

(6) Any mortgagee of the Building will consent to the proposed transfer if such consent is required under the relevant loan documents, and such consent shall not be unreasonably withheld. Landlord acknowledges that no such requirement for consent currently exists.

(7) The proposed use of the Premises will not materially increase the operating costs for the Building or the burden on the Building services, or generate additional foot traffic, elevator usage, or security concerns in the Building, or create an increased possibility that the comfort or safety, or both, of Landlord and the other occupants of the Building will be compromised or reduced.

(8) The proposed transferee shall not be, and shall not be affiliated with, anyone with whom Landlord or any of its affiliates has been involved with in litigation material to the tenancy as an opposing party.

(9) The proposed transfer will not cause a violation of another lease for space in the Building or give an occupant of the Building a right to cancel its lease.

(10) There shall be no default by Tenant, beyond any applicable grace period, under any of the terms, covenants, and conditions of this Lease at the time that Landlord’s consent to a transfer is requested and on the date of the commencement of the term of the proposed transfer.

E. Intentionally Deleted.

F. Any sublease shall provide that: (i) the subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant; (ii) the sublease is expressly subject to all of the terms and provisions of this Lease; (iii) unless Landlord elects otherwise, the sublease will not survive a termination of this Lease (whether voluntary or involuntary) or resumption of possession of the Premises by Landlord following a Material Default by Tenant; and (iv) subtenant shall not be vested with any legal or equitable rights to exercise any options (i.e., renewals, expansions) granted to Tenant. The sublease shall further provide that if Landlord elects, in writing, that the sublease shall survive a termination of this Lease or resumption of possession of the Premises by Landlord following a Material Default by Tenant, the subtenant will, at the election of the Landlord, attorn to the Landlord and continue to perform its obligations under its sublease as if this Lease had not been terminated and the sublease were a direct lease between the Landlord and the subtenant. Any assignment of lease shall contain an assumption by the assignee of all of the terms, covenants, and conditions of this Lease to be performed by the Tenant.

G. Tenant shall not advertise (but may list with Landlord’s broker, as identified in the BLI Rider) its space for transfer at a rental rate lower than the greater of the then Building rental rate for the space or the rental rate then being paid by Tenant to Landlord. Upon any listing with Landlord’s broker, Landlord’s broker agrees to use his commercially reasonable best efforts, as well as to be compensated based on normal and customary rates and fees, with respect to such listing.

H. If Tenant effects any transfer, then Tenant thereafter shall pay to Landlord: (a) 50% of the Base Rent, net rent, Overhead Rent, gross Rent or other consideration, whether defined or referred to as “rent” or other consideration, paid to Tenant by any transferee that is in excess of the Rent then being paid by Tenant to Landlord under this Lease for the portion of the Premises so transferred (on a prorated, square footage basis), and (b) 50% of any other profit or gain (after deducting any necessary expenses incurred) realized by Tenant from the transfer. The rent or other consideration paid to Tenant by the transferee shall be calculated by deducting from the rent or other consideration reasonable and customary real estate brokerage commissions actually paid by Tenant to third parties, the verifiable cost of reasonable improvements to the Premises made by Tenant for the transferee, and other reasonable verifiable and direct out of pocket costs actually incurred by Tenant required to consummate the transfer (as long as the costs are commercially reasonable and are commonly incurred by landlords in leasing similar space). Profit or gain shall specifically include all sums paid for any asset of Tenant other than this Lease which is in excess of the fair market value of the asset. Upon thirty (30) days notice, Landlord shall have the right to audit Tenant’s books and records to determine the amount payable to Landlord under this subsection. All sums payable by Tenant under this subsection shall be paid to Landlord within ten (10) days of receipt by Tenant, the aforementioned notwithstanding.

I. Except as provided in Subsection C, Tenant and, as applicable, Tenant’s Guarantor, shall remain liable to Landlord for the prompt and continuing payment of all forms of rent payable under this Lease.

J. The option in favor of Landlord set forth in Subsection C shall not apply to, and Landlord’s consent will not be required as to, a transfer to the parent corporation of Tenant or to a wholly owned subsidiary corporation of Tenant or of the parent corporation of Tenant, or to any affiliated corporation into or with which Tenant may be merged or consolidated, provided that (i) the merger is not part of a sale or transfer of Tenant’s business or assets to a corporation which was not an affiliate of Tenant before the transfer, (ii) the resulting corporation shall own all or substantially all of the assets of Tenant, and (iii) the net worth, experience, and reputation of the resulting corporation is at least equal to the net worth, experience, and reputation of Tenant on the Commencement Date; provided further, that the form of any agreement of assignment or any sublease shall otherwise comply with the terms and conditions of this section.

K. Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s written consent to any further transfer. If Landlord consents to a transfer, in no event shall any permitted transferee assign or encumber this Lease or its sublease, or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part of it to be used or occupied by others, without Landlord’s prior written consent in each instance.

L. If this Lease is assigned, or the Premises are sublet or occupied by anyone other than Tenant, Landlord may accept rent from the assignee, subtenant, or occupant and apply the net amount received to the rent reserved in this Lease, but no such assignment, subletting, occupancy, or acceptance of rent shall be deemed a waiver of the requirement for Landlord’s consent as contained in this section or constitute a novation or otherwise release Tenant from its obligations under this Lease.

M. The joint and several liability of Tenant, the Guarantor and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released, or impaired by any (i) agreement that modifies any of the rights or obligations of the parties under this Lease, (ii) stipulation that extends the time within which an obligation under this Lease is to be performed, (iii) waiver of the performance of an obligation required under this Lease, or (iv) failure to enforce any of the obligations set forth in this Lease.

N. Intentionally Deleted.

O. Landlord acknowledges that any actions taken by Tenant with respect to this Section 13 shall be deemed of a material, non-public nature. Landlord therefore agrees to not publicly disclose the nature, extent or content of such discussions, nor any information provided to Landlord related thereto. Landlord further acknowledges that the use of material, non-public information is a violation of Federal securities laws.

(14)	TENANT’S INSURANCE

A. Tenant shall, on or before the earlier of the Lease Commencement Date or the date on which Tenant first enters the Premises for any purpose, including the installation of Tenant Improvements, obtain and keep in full force and effect at all times thereafter the following minimum insurance coverages relating to the Premises:

(1) Insurance against loss or liability in connection with bodily injury, death, or property damage or destruction, occurring on or about the Premises under one or more policies of commercial general liability insurance. Each policy shall be written on an occurrence basis and contain coverage at least as broad as that provided under the then most current Insurance Services Office (ISO) commercial general liability insurance form which provides the broadest coverage. Each policy shall specifically include the Premises and all areas, including sidewalks and corridors, adjoining or appurtenant to the Premises. The insurance coverage shall be in an initial amount of not less than $1.5 million per occurrence limit, $2 million general aggregate limit, $2 million personal and advertising limit, and $2 million products/completed operations limit, which coverage limits may be effected with umbrella coverage. Each policy shall also include the broad form comprehensive general liability endorsement or equivalent and, in addition, shall provide at least the following extensions or endorsements: (a) coverage for explosion, collapse, and underground damage hazards, when applicable; (b) personal injury coverage to include liability assumed under any contract; (c) a cross liability or severability of interest extension or endorsement or equivalent so that in the event that one insured files a claim against another insured under the policy, the policy affords coverage for the insured against whom the claim is made as if separate policies had been issued; (d) a knowledge of occurrence extension or endorsement so that knowledge of an occurrence by the agent, servant, or employee of the insured shall not in itself constitute knowledge by the insured, unless a managing general partner or an executive officer, as the case may be, shall have received the notice from the agent, servant, or employee; (e) a notice of occurrence extension or endorsement so that if the insured reports the occurrence of an accident to its workers’ compensation carrier and the occurrence later develops into a liability claim, the failure to report the occurrence immediately to each or any other company when reported to the workers’ compensation carrier shall not be deemed a violation of the other company’s policy conditions; (f) an unintentional errors and omissions extension or endorsement so that failure of the insured to disclose all hazards existing as of the inception date of the policy shall not prejudice the insured as to the coverage afforded by the policy, provided the failure or omission is not intentional; and (g) a blanket additional insured extension or endorsement or equivalent providing coverage for unspecified additional parties as their interest may appear with the insured.

(2) Comprehensive automobile liability insurance on an occurrence basis in an initial amount of not less than $1 million combined single limit. This policy shall be on the then most current ISO form which provides the broadest coverage written to cover all owned, hired, and non-owned automobiles. The policy shall include cross liability and severability of interest endorsements, and state that this insurance is primary insurance as regards any other insurance carried by the Landlord.

(3) All risk property insurance, including fire and lightning, extended coverage, sprinkler damage, theft, vandalism and malicious mischief, or the ISO causes of loss special form, and flood insurance (if required by Landlord, any mortgagee of the Building, or any governmental authority) in an amount adequate to cover 100% of the replacement costs, without co-insurance, of Tenant’s Property.

(4) Workers’ compensation insurance in not less than the then statutorily prescribed minimum amount required by Florida law and employer’s liability coverage of $1 million per occurrence and covering all persons employed, directly or indirectly, in connection with Tenant’s business or the Tenant Improvements or any future Alterations.

(5) Business income and extra expense insurance covering the risks to be insured by the all risk property insurance described above, on an actual loss sustained basis, but in all events in an amount sufficient to prevent Tenant from being a co-insurer of any loss covered under the applicable policy or policies.

(6) Intentionally Deleted.

B. Except for work to be performed by Landlord, before any Tenant Improvements or Alterations are undertaken by or on behalf of Tenant, Tenant shall obtain and maintain, at its expense, or Tenant shall require any contractor performing work on the Premises to obtain and maintain, at no expense to Landlord, in addition to workers’ compensation insurance as required by the laws of the State of Florida, all risk builder’s risk insurance in the amount of the replacement cost of the applicable Tenant Improvements Alterations (or such other amount reasonably required by Landlord), automobile and commercial general liability insurance (including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage coverage, and contractor’s protective liability) written on an occurrence basis with a minimum limit of $2 million per occurrence limit, $2 million general aggregate limit, $2 million personal and advertising limit, and $2 million products/completed operations limit; which limits may be accomplished by means of an umbrella policy. The contractor’s commercial general liability insurance shall cover claims arising out of (i) the general contractor’s operations, (ii) acts of independent contractors, (iii) products/completed operations (with broad form property damage), (iv) liability assumed under contract (on a broad form property damage basis), (v) liability assumed under contract (on a broad form blanket basis), (vi) explosion, collapse, and underground damage hazards, when applicable, and (vii) owned/nonowned/hired vehicles.

C. All insurance policies shall be (i) in form reasonably satisfactory to Landlord; and (ii) written with insurance companies reasonably satisfactory to Landlord and having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies, and authorized to engage in the business of insurance in the State in which the Premises are located. The insurance policies described in Subsection 14.A shall name Landlord and Landlord’s directors, officers, partners, agents, employees, and managing agent as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without thirty (30) days’ advance notice to Landlord. The minimum limits of insurance specified in this section shall in no way limit or diminish Tenant’s liability under this Lease, but only if Landlord has, at the time of any such claim, complied with the terms of Section 15 below. Tenant shall furnish to Landlord, not less than fifteen (15) days before the date the insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days before the expiration of each policy, true and correct photocopies of all insurance policies required under this section, together with any amendments and endorsements to the policies, evidence of insurance (on ACORD 27 or other form acceptable to Landlord), and such other evidence of coverages as Landlord may reasonably request, and evidence of payment of all premiums and other expenses owed in connection with the policies. On Tenant’s default in obtaining or delivering any required insurance or Tenant’s failure to pay the charges for any required insurance, Landlord may, at its option, on or after the tenth day after notice is given to Tenant, procure or pay the charges for the insurance and the total cost and expense (including attorneys’ fees) incurred shall be paid by Tenant to Landlord.

(15)	LANDLORD’S INSURANCE

Landlord shall maintain fire and extended coverage insurance, which includes hurricane, wind and flood coverage, on the Building, written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies, and authorized to engage in the business of insurance in the State in which the Premises are located, in an amount not less than eighty (80%) percent of the replacement cost of the Building and commercial general liability insurance relating to the Building and its appurtenances in an amount not less than $3 million per occurrence. In addition, Landlord may, at its option, maintain coverages in excess of the minimum limits set forth in this subsection and additional coverages as specified in the definition of Operating Costs. The total cost of all insurance maintained by Landlord under this subsection shall be included in Costs of Operation and Maintenance.

(16)	WAIVER OF RIGHT OF RECOVERY

Except as set forth below, Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors and against every other tenant or occupant in the Building who shall have executed a waiver similar to this one for damage to its properties and loss of business (specifically including loss of rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors) and the intentional misconduct of the employees, agents, or contractors of either party), which claims are covered by the workers’ compensation, employer’s liability, property, rental income, business income, or extra expense insurance described in this Lease, or other property insurance that either party may carry at the time of an occurrence. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation, employer’s liability, property, rental income, and business interruption insurance maintained by it for the Building and the property located in the Building. This subsection shall not apply to claims for damages of less than $1,000 or to claims for personal injury or wrongful death.

(17)	DESTRUCTION OR DAMAGE TO THE PREMISES AND WAIVER OF SUBROGATION

A. If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty, and if this Lease shall not be terminated as hereinafter provided in this Section 17, then: (1) Landlord shall repair the damage to and restore and rebuild the Building and the core and shell of the Premises diligently and in a workmanlike manner after the collection of the insurance proceeds attributable to such damage, and (2) Tenant shall repair the damage to and restore and repair the Tenant Improvements and Tenant’s other improvements and betterments and Tenant’s personal property diligently and in a workmanlike manner after the substantial completion of Landlord’s repairs and restoration of the core and shell of the Premises provided for in clause (1) above, after receipt of insurance proceeds attributable to such damage, provided that Tenant shall not have been given Notice by Landlord that this Lease has been terminated pursuant to the provisions of this Section 17, or Tenant shall not have elected to exercise its right of termination of this Lease pursuant to this Section 17. Such repair work by Tenant shall be deemed to constitute Alterations for the purposes hereof. Provided that this Lease shall not have been terminated by Landlord or Tenant, the proceeds of Tenant’s policies providing coverage for Tenant Improvements and betterments shall be paid to Tenant.

B. If all or part of the Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, Base Rent and Overhead Rent shall be abated in the mutually agreed upon proportion that the untenantable area of the Premises bears to the total area of the Premises, or if the Premises is not aesthetically suitable for its intended purpose (i.e., recruitment, advisor visits, etc.) for the period from the date of the damage or destruction to: (i) the date that is the later of one hundred eighty (180) days after the date when the Tenant’s insurance proceeds are received or one hundred eighty (180) days after the damage to the core and shell of the Project shall be substantially repaired by Landlord (provided, however; that if in Landlord’s reasonable judgment based upon the estimate of Landlord’s independent contractors such repairs would have been substantially completed at an earlier date but for Tenant’s having failed to reasonably cooperate with Landlord in effecting such repair, then the core and shell of the Premises shall be deemed to have been repaired substantially on such earlier date and any reduction or abatement shall then cease) or (ii) if the Building and not the Premises is so damaged or destroyed, the date on which access to the Premises shall be available substantially to the same extent existing immediately prior to the occurrence of such fire or casualty; provided, however, should Tenant or any of its subtenants reoccupy a portion of the Premises for the conduct of business during the period the repair work is taking place prior to the date that access to the Premises is made available, Base Rent and Overhead Rent allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied Premises bears to the total area of the Premises, shall be payable by Tenant from the date of such occupancy. In the event that the Premises are restored, but damage to common areas remains to such an extent that the Tenant is limited in conducting the full scope of their business, Tenant’s CAM shall be abated until the common area is restored.

C. If (i) the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) that repair or restoration requires more than one (1) year or the expenditure of more than thirty-five percent (35%) of the full insurable value of the Building immediately prior to the casualty or Landlord is unable to provide reasonable temporary parking for the time it takes to repair or restore the Garage within thirty (30) days after such damage or destruction, or (ii) if the Premises shall be totally or substantially (i.e., for this purpose, more than fifty percent (50%)) damaged or destroyed during the last two (2) years of the term of this Lease, as same may have been extended (as estimated in any such case by a reputable contractor; registered architect or licensed professional engineer designated by Landlord), then in any such case Landlord may terminate this Lease by giving Tenant Notice to such effect (“Landlord’s Casualty Termination Notice”) as soon as practicable under the circumstances and, in any event, within ninety (90) days after the date of the casualty. For the purpose of this Subsection 17.C only, “full insurable value” shall mean replacement cost less the cost of footings, foundations and other structures below the ground floor of the Building.

D. (i) In the case of any damage or destruction enumerated in this Section 17, Tenant may terminate this Lease by Notice given to Landlord in accordance with the last sentence of this Subsection 17.D(i), if there has been substantial damage or destruction to any portion or portions of the Building or the Premises and Landlord shall not have: (a) completed the making of the required repairs and restored and rebuilt the Building core and the shell of the Premises, within ninety (90) days from the date of such damage or destruction (herein called the “Restoration Completion Date”), or within such period after such date as shall equal the aggregate period Landlord may have been delayed in doing so by reasons of Force Majeure, delays caused by Tenant, or delays which may be caused by reason of adjustment of Landlord’s insurance policies, but in no event more than six (6) months from the date of the occurrence, or (b) failed to meet its obligations under Section 15 herein (Landlord’s Insurance); notwithstanding the foregoing such ninety (90) day period shall not apply to the Garage so long as Landlord shall provide such substitute parking provided for in the preceding paragraph in which event a two (2) year period shall apply to the Garage portion of the Building. Except as expressly provided in this Subsection 17.D(i) Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the core and shell of the Premises or of the Building pursuant to this Section 17. Landlord shall use all reasonable efforts to make such repair or restoration diligently and in a workmanlike manner and in such manner as to not, to the extent practicable, unreasonably interfere with Tenant’s use and occupancy of the Premises; provided, however; that: (i) Landlord shall not be required to do such repair or restoration work on an overtime basis except to the extent that the cost of such overtime work would be covered by Landlord’s insurance and (ii) upon Tenant’s written request and agreement to bear the incremental additional cost of same, Landlord shall perform the repair and restoration of the core and shell of the Premises on an overtime’ basis. In the event that Tenant becomes entitled to terminate this Lease and the term and estate hereby granted pursuant to the provisions of the first sentence of this Subsection 17.C(i), Tenant may do so by giving Notice to such effect to Landlord within thirty (30) days following the date on which Tenant becomes so entitled, and upon the giving of such Notice this Lease and the term and estate hereby granted shall terminate as of the date set forth in such Notice, which shall not in any event be more than ninety (90) days after the giving of such Notice, with the same force and effect as if such date were the expiration date specified herein. The aforementioned notwithstanding, nothing contained in this Lease shall prevent Tenant from terminating this Lease if, after the incurrence of such damage or destruction to either the Building, Premises or Garage, Tenant retains a reputable contractor, registered architect or licensed professional engineer who determines that the required repairs and restoration cannot reasonably be expected to be completed within six (6) months of the date of such determination. In such a case, Tenant may terminate the Lease upon thirty (30) days written notice, regardless of whether Landlord has provided Tenant Notice described in 17(D)(ii) below. Tenant may also terminate this Lease upon thirty (30) days written notice in the event the Garage is damaged or destroyed or access and use is otherwise limited or impeded and Landlord does not make available reasonable substitute parking within thirty (30) days after such damage or destruction.

(ii) Within thirty (30) days after the occurrence of any such damage or destruction, Landlord shall give Tenant Notice of the date that, in Landlord’s good faith judgment, it estimates it shall be able to substantially complete the required repairs and restorations (herein called the “Anticipated Completion Date”) subject to delays by reason of Force Majeure, delays caused by Tenant, or delays which may be caused by reason of adjustment of Landlord’s insurance policies. If the Anticipated Completion Date shall be after the Restoration Completion Date, Tenant shall have the right, within thirty (30) days after the Notice of the Anticipated Completion Date is given, to terminate the Lease by giving Notice of such termination to Landlord, and on the date set forth in such Notice, which shall not in any event be more than ninety (90) days after the giving of such Notice, this Lease will terminate as if such date were the expiration date specified herein. If Tenant does not give such termination Notice within said 30-day period, then the Restoration Completion Date provided for herein shall automatically be deemed extended to the date which is ninety (90) days following the Anticipated Completion Date. In no event shall Landlord be liable to Tenant in the event the restoration is not completed on the Anticipated Completion Date (as extended for any of the causes described above) and Tenant’s sole remedy shall be the termination right herein provided.

(iii) Landlord and Tenant shall fully cooperate with each other in connection with the collection of any insurance proceeds payable in respect of any casualty to the Building and shall comply with all reasonable requests made by each other in connection therewith, including, without limitation, the execution of any affidavits required by the applicable insurance companies.

(iv) Except to the extent expressly set forth in this Subsection D above, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Section 17.

(v) Landlord shall not be obligated to repair any damage to or replace any Tenant Improvements or betterments or Tenant’s property and Tenant agrees to look solely to its insurance for recovery of any damage to or loss of Tenant Improvements, Tenant’s improvements and betterments, and Tenant’s property. If Tenant shall fail to maintain such insurance, and such failure shall continue for ten (10) days after Notice by Landlord to Tenant specifying same, Landlord, at Landlord’s election, shall have the right (in its sole discretion and without any liability whatsoever if Landlord elects not to do so) to obtain insurance on Tenant’s property, Tenant Improvements, Tenant’s improvements and betterments and the cost thereof shall be Additional Rent under this Lease and paid by Tenant to Landlord on demand.

E. Each Party agrees to include in the insurance policies insuring the Building, Common Areas, Garage, Project, and any Landlord’s improvements in the case of Landlord, and insuring Tenant’s property, Tenant Improvements, and Tenant’s other improvements and betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty, a waiver of the insurer’s right of subrogation against the other Party during the term of this Lease or; if such waiver should be unenforceable, (i) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (ii) any other form of permission for the release of the other party. if such waiver; agreement or permission shall not be, or shall cease to be, obtainable from either party’s then current insurance company, the insured party shall so notify the other-party promptly after learning thereof, and shall use commercially reasonable efforts to obtain the same from another insurance company meeting the requirements set forth herein. Each Party hereby releases the other Party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property occurring during the term of this Lease to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in the preceding subdivisions of this Paragraph. Nothing contained in this Paragraph shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

(18)	CONDEMNATION AND EMINENT DOMAIN

A. Absolute Right to Terminate. If all or a material part of the Premises, the Building or the Garage is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are then being used, this Lease will terminate and the Base Rent and Overhead Rent will be abated during the unexpired portion of this Lease effective on the earlier of the date physical possession is taken by the condemning authority or use of the Premises for the purpose for which they are then being used is materially interfered with. Tenant will have a claim to the condemnation award, for its personal property, trade fixtures and moving expenses.

B. Obligation to Restore. In the event an immaterial part of the Premises or the Building or the Garage is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in Subsection A above, then Landlord shall, subject to the remaining provisions of this Section, at Landlord’s expense, restore the Premises to the extent necessary to make them reasonably tenantable. The Base Rent and Overhead Rent payable under this Lease during the unexpired portion of the Lease Term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Tenant shall have no claim to the condemnation award with respect to the leasehold estate but, in a subsequent, separate proceeding, may make a separate claim for trade fixtures installed in the Premises and Tenant’s moving expense. In no event will Tenant have any claim for the value of the unexpired Lease Term.

C. Qualifications. Notwithstanding the foregoing, Landlord’s obligation to restore exists (i) only if and/or to the extent, that the condemnation or similar award received by Landlord is sufficient to compensate Landlord for its loss and its restoration costs and/or (ii) the area unaffected by the condemnation or similar proceeding may, as determined by Landlord’s reasonable business judgment, be restored as a profitable, and self functioning unit.

(19)	LIMITATION OF LANDLORD’S LIABILITY; INDEMNIFICATION

A. The term “Landlord” as used in this Lease shall mean only the owner or mortgagee in possession for the time being of the Building or the owner of a leasehold interest in the Building or the land directly thereunder so that in the event of sale of said Building or leasehold interest or an assignment of this Lease, upon Notice to Tenant of such transfer and written assumption by such successor in writing of all obligations arising subsequent to such transfer, the selling or assigning Landlord shall be and is hereby entirely freed and relieved of all obligations of Landlord subsequently accruing, except for uncured Landlord defaults which exist on the date of transfer and Landlord’s indemnification obligations hereunder which relate to matters arising during that part of the term of this Lease during which Landlord owned the Building, for which Landlord shall continue to be liable notwithstanding the transfer of its interest in the Building or Premises. It is specifically understood and agreed that there shall be no personal liability of Landlord in respect of any covenant, condition or provisions of this Lease; in the event of a breach or default by Landlord or any of its obligations under this Lease, Tenant shall look solely to Landlord’s right, title and interest in the Building, including, but not limited to the sale proceeds therefrom, insurance proceeds, condemnation proceeds, rent proceeds and insurance proceeds maintained by Landlord as provided herein with respect to Landlord’s contractual indemnity obligations contained herein, for the satisfaction of Tenant’s remedies.

B. Indemnification of Landlord. Tenant agrees to indemnify and hold Landlord free and harmless from and against any and all claims, losses, liabilities, damages and expenses including, without limitation, reasonable attorneys’ fees to the extent caused by Tenant’s negligent, reckless or willful act, omission or misconduct, and whether for bodily injury (including death) or physical damage to tangible personal property by whomsoever asserted. In the event that the indemnified party’s negligent, reckless or willful acts or omissions contributed to cause the injury or damage for which a claim of indemnity is being asserted against the indemnifying party hereunder, the damages and expenses (including, without limitation, reasonable attorneys’ fees) shall be allocated or reallocated, as the case may be, between the indemnified party and the indemnifying party in such proportion as appropriately reflects the relative fault of the parties, their affiliates, subsidiaries, successors and assigns, and their respective officers, directors, shareholders, employees and agents, and the liability of the indemnifying party shall be proportionately reduced.

Indemnification of Tenant. Landlord agrees to indemnify and hold Tenant free and harmless from and against any and all claims, losses, liabilities, damages and expenses including, without limitation, reasonable attorneys’ fees to the extent caused by Landlord’s negligent, reckless or willful act, omission or misconduct, and whether for bodily injury (including death) or physical damage to tangible personal property by whomsoever asserted. In the event that the indemnified party’s negligent, reckless or willful acts or omissions contributed to cause the injury or damage for which a claim of indemnity is being asserted against the indemnifying party hereunder, the damages and expenses (including, without limitation, reasonable attorneys’ fees) shall be allocated or reallocated, as the case may be, between the indemnified party and the indemnifying party in such proportion as appropriately reflects the relative fault of the parties, their affiliates, subsidiaries, successors and assigns, and their respective officers, directors, shareholders, employees and agents, and the liability of the indemnifying party shall be proportionately reduced.

C. Subject to the limitations of Section 27 (A), Landlord may assign or encumber its interest under this Lease. If any portion of the Premises is sold, transferred, or leased, or if Landlord’s interest in any underlying lease of the Premises is transferred or sold, Landlord shall be relieved of all existing and future obligations and liabilities under this Lease, but only to the extent that: (i) a bona fide sale or transfer to a non-related 3rd party is an arm’s length transaction where Landlord shall reasonably believe that purchaser or transferee has the financial wherewithal to pay any and all claims and proper notification of any and all such claims has been provided to purchaser, and (ii) the purchaser, transferee, or tenant of the Premises assumes in writing those obligations and liabilities

(20)	INTENTIONALLY DELETED

(21)	COMPLIANCE WITH LAWS AND PROCEDURES

A. Compliance. Tenant shall, at its sole cost, promptly comply with all laws, guidelines, rules, regulations and requirements, whether of federal, state, or local origin, applicable to the Premises and the Building, including, but not limited to, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq, solely due to specific use of the Premises. Except as to the core of the Building the shell of the Premises as delivered by Landlord, Tenant, at its sole cost and expense, shall be solely responsible for taking any and all measures which are required to comply with the requirements of the ADA solely within the Premises. Any Alterations to the Premises made by or on behalf of Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.

B. Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all claims or liability arising from the performance of the repair, renovation, and/or maintenance described above. This indemnity shall include, but not be limited to, claims or liabilities asserted against Landlord based upon negligence, strict liability or other liability by operation of law to any third party or government entity, and all costs, attorney’s fees, expenses, and liabilities incurred by Landlord in the defense of any such claim. Landlord shall defend any such claim at Tenant’s expense by counsel selected by Landlord.

C. Radon. In accordance with Florida Law, the following disclosure is hereby made:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of radon that exceed Federal and State Guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

D. Mold. The following disclosure is hereby made:

MOLD: Molds are simple, microscopic organisms that are found virtually everywhere, indoors and outdoors. According to the Center of Disease Control and Prevention, and Center for Environmental Health, mold naturally occurs in the indoor environment. There appears to be no health-based medical standard for exposure to mold. Additional information regarding mold and mold testing may be obtained from your county public health unit. The Landlord has constructed and/or maintains the building to meet watertight specifications, but cannot be responsible for any water intrusion or mold formation. The Landlord is not presently aware of any mold of any kind within the Building, Garage or Premises.

(22)	FOR FUTURE USE.

(23)	DEFAULT

A. Events of Default By Tenant. If (i) Tenant fails to pay any Rent on the date due (a “Monetary Default”); or (ii) Tenant fails to cure any other default, such as, but not limited to, the performance of any other covenant or agreement of this Lease, or any rules and regulations attached to this Lease, or promulgated by Landlord under this Lease (a “Nonmonetary Default”); or (iii) Tenant fails to fulfill any of the material terms or conditions of this Lease following the giving of applicable notice and opportunity to cure or (iv) the appointment of a trustee or a receiver to take possession of all or substantially all of Tenant’s assets occurs, or if the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, occurs, or (v) Tenant or any of its successors or assigns or surety of Tenant’s obligations should file any voluntary petition in bankruptcy, reorganization or arrangement, or an assignment for the benefit of creditors or for similar relief under any present or future statute, law or regulation relating to relief of debtors, or (vi) Tenant or any of its successors or assigns should be adjudicated bankrupt or have an involuntary petition in bankruptcy, reorganization or arrangement filed against it which is not dismissed within ninety (90) days, or (vii) Tenant shall permit, allow or suffer to exist any lien, judgment, writ, assessment, charge, attachment or execution upon Landlord’s or Tenant’s interest in this Lease or to the Premises, and/or the fixtures, and improvements and furnishings located thereon and fails within thirty (30) days either to discharge the same or provide a bond transferring same, then,

Tenant shall be in default hereunder, or (viii) the leasehold estate granted to Tenant by this Lease is taken on execution or other process of law or equity in any action against Tenant.

B. Tenant’s Grace Period. Notwithstanding anything contained in this Lease to the contrary, all Rent shall be paid within five (5) business days of its due date and provided that the default does not involve an emergency that must be addressed in a shorter time frame, Tenant shall have a period of ten (10) business days after notice from Landlord of a Nonmonetary Default in which to cure the default. In addition, provided that the default does not involve an emergency that must be addressed in a shorter time frame, the non-monetary grace period shall be extended if the default is of a nature that it cannot be completely cured within such ten (10) day period, solely as a result of nonfinancial circumstances outside of Tenant’s control, provided that Tenant has promptly commenced all appropriate actions to cure the default within the ten (10) day period and those actions are thereafter diligently and continuously pursued by Tenant in good faith. In no event, however, shall the grace period exceed a total of sixty (60) days. If the Nonmonetary Default is not cured prior to the expiration of the grace period, as extended, then Landlord may pursue all of its remedies. The notice of Nonmonetary Default to be given under this subsection may be combined with the notice required under Section 83.20(3), Florida Statutes, or any successor statute and this Lease shall not be construed to require Landlord to give two separate notices to Tenant before proceeding with any remedies

C. Repeated Late Payment. Regardless of the number of times of Landlord’s prior acceptance of late payments and/or late charges, (i) if Landlord notifies Tenant twice in any six (6) month period that Base Rent or any Overhead Rent has not been paid when due, including applicable grace periods, then any other late payment within such six (6)month period shall automatically constitute an Event of Default hereunder and (ii) the mere acceptance by Landlord of late payments in the past shall not, regardless of any applicable laws to the contrary, thereafter be deemed to waive Landlord’s right to strictly enforce this Lease, including Tenant’s obligation to make payment of Rent on the exact day same is due, against Tenant.

D. Landlord’s Default. If Tenant asserts that Landlord has failed to meet any of its obligations under this Lease, Tenant shall provide written notice (“Notice of Default”) to Landlord specifying the alleged failure to perform, and Tenant shall send by certified mail, return receipt requested, a copy of such Notice of Default to any and all mortgage holders, provided that Tenant has been previously advised of the address(es) of such mortgage holder(s) via Certified Mail, Return Receipt requested. Landlord shall, except in the instance of an emergency (which would include, but not be limited to, the loss of electrical power, regardless of whether the emergency generator is functioning, inability to use the restrooms, or any other condition that materially affects Tenant’s business and/or the tenantability of the Premises), have ten (10) days after receipt of the Notice of Default in which to commence curing any non-performance by Landlord, and Landlord shall, except in the instance of the providing of Building Services as so to avoid imminent danger to property or person, have up to sixty (60) days to complete such cure as is necessary so long as Landlord’s cure efforts are diligent and continuous. If Landlord has not begun the cure within ten (10) days of receipt of the Notice of Default, or Landlord does not thereafter diligently and continuously attempt to cure (but in no case more than sixty (60) days), then Landlord shall be in default under this Lease. Tenant may accept curative measures from mortgage holder(s). Tenant may pursue all remedies in law or equity.

(24)	LANDLORD’S REMEDIES FOR TENANT’S DEFAULT

A. Landlord’s Options. If Tenant is in Material Default of this Lease, Landlord may, at its option, in addition to such other remedies as may be available under Florida law:

(1) terminate this Lease and Tenant’s right of possession; or

(2) terminate Tenant’s right to possession but not the Lease and/or proceed in accordance with any and all provisions of paragraph B below.

B. Landlord’s Remedies. In the event of a Material Default by Tenant, after the expiration of any applicable grace period, in addition to all other remedies available to Landlord at law or in equity, Landlord may:

(1) Retake possession of the Premises and relet the Premises or any part of the Premises in the name of Landlord, or otherwise, as Tenant’s agent, for a term shorter or longer than the balance of the Lease Term, and may grant concessions or free rent to the new tenant, thereby terminating Tenant’s tenancy in the Premises and right to possess the Premises, without terminating Tenant’s obligations to pay rent. If Landlord retakes possession of the Premises, Landlord shall use good faith efforts to relet the Premises at standard and customary terms based on then-existing market rates. Good faith efforts shall not require Landlord to: (i) use any greater efforts than Landlord then uses to lease other properties Landlord or its affiliates owns or manages; (ii) relet the Premises in preference to any other space in the Building; (iii) relet the Premises to any party that Landlord could reasonably reject as a transferee under the Assignment or Subletting Section (13) of this Lease; (iv) accept rent in an amount which is less than the fair market rental for the Premises; (v) perform any tenant improvements, grant any tenant improvement allowances, grant any “free rent,” or otherwise pay any sums or grant any monetary concessions in order to obtain a new tenant; (vi) observe any instruction given by Tenant about the reletting process or accept any tenant offered by Tenant unless the offered tenant leases the entire Premises and the criteria of this subsection are otherwise fully met. Any entry or reentry by Landlord, whether had or taken under summary proceedings or otherwise, shall not absolve or discharge Tenant from liability under this Lease. “Reenter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. No reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to accept a surrender of the Premises unless a notice of such intention is given to Tenant. Landlord’s failure to relet the Premises after using good faith efforts or Landlord’s failure to collect rent on reletting, shall not affect Tenant’s liability under this Lease. Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a reletting of the Premises in excess of the rent provided in this Lease.

(2) Institute a distress for rent action and obtain a distress writ under Sections 83.11 through 83.19, Florida Statutes. Tenant expressly, knowingly, and voluntarily waives all constitutional, statutory, or common law bonding requirements, including the requirement under Section 83.12, Florida Statutes, that Landlord file a bond payable to Tenant in at least double the sum demanded by Landlord (or double the value of the property sought to be distrained), it being the intention of the parties that no bond shall be required to be filed by Landlord in any distress action. Tenant further waives the right under Section 83.14, Florida Statutes to replevy distrained property;

(3) Obtain injunctive and declaratory relief, temporary or permanent, or both, against Tenant or any acts, conduct, or omissions of Tenant, and further to obtain specific performance of any term, covenant, or condition of this Lease;

(4) After regaining possession of the Premises, remove all or any part of Tenant’s Property from the Premises and any property removed may be stored at the cost of, and for the account of, Tenant, and Landlord shall not be responsible for the care or safekeeping of Tenant’s Property whether in transport, storage, or otherwise, and Tenant waives any and all claims against Landlord for loss, destruction, damage, or in jury that may be occasioned by any acts taken by Landlord under this subsection, provided however, that Landlord must exercise reasonable care in safeguarding Tenant’s Property, and allow reasonable access to Tenant’s records. Landlord may retain possession of Tenant’s Property until all storage charges and all other amounts owed by Tenant to Landlord under this Material Default section have been paid in full. Nothing set forth in this subsection shall limit Landlord’s rights to enforce any lien or security interest in favor of Landlord against Tenant’s Property or Landlord’s rights under the End of Term section of this Lease; and

(5) If all or any part of the Premises is then assigned, sublet, transferred, or occupied by someone other than Tenant, Landlord, at its option, may collect directly from the assignee, subtenant, transferee, or occupant all rent becoming due to Tenant by reason of the assignment, sublease, transfer, or occupancy. Any collection directly by Landlord from the assignee, subtenant, transferee, or occupant shall not be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease.

C. Acceleration. In the event of Tenant default, as defined in Section 23 herein, Landlord may declare the entire balance of all forms of rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the rents (calculated using a discount rate equal to the yield then obtainable from the United States Treasury Bill or Note with a maturity date closest to the date of expiration of the Lease Term). If Landlord exercises its remedy to retake possession of the Premises and collects from Tenant all forms of rent owed for the remainder of the Lease Term, Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for amounts actually collected by Landlord as a result of a reletting, net of the Tenant’s obligations as specified above.

D. Bankruptcy.

(1) The meaning of “adequate assurance of future performance” as used in the Bankruptcy Code shall include at least the following: (a) the posting of a security deposit in, or increase of the existing Security Deposit by, a sum equal to two months’ installments of Base Rent and Overhead Rent for Operating Costs at the then current rate; (b) that the Tenant, if it is seeking to assume this Lease without assigning it, or the proposed assignee has sufficient financial wherewithal to discharge its obligations under this Lease and the proposed agreement of assignment as determined by Landlord’s criteria for selecting Building tenants as of the date of the assumption of this Lease and has a net worth, experience, and reputation that is not less than the net worth, experience, and reputation that Tenant had on the Commencement Date; and (c) that the conditions to Landlord’s consent to a transfer set forth in Subsection D of the Assignment or Subletting section of this Lease have all been met. If Tenant receives or is to receive any valuable consideration for an assignment of this Lease, fifty (50%) percent of the consideration, after deducting therefrom (I) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for the assignment, and (2) any portion of the consideration reasonably designated by the assignee as paid for the purchase of Tenant’s Property, shall be and become the sole and exclusive property of Landlord and shall be paid over to Landlord directly by the assignee. If, under the provisions of the Bankruptcy Code, Tenant assumes this Lease and proposes to assign it to any person or entity whom shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of the proposed assignment setting forth: (i) the name and address of the proposed assignee, (ii) all of the terms and conditions of the proposed assignment, and (iii) the adequate assurance to be provided Landlord to assure the proposed assignee’s future performance under this Lease, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten days before the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into the assumption and assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time before the relocation date of the proposed assignment, to accept an assignment of this Lease on the same terms and conditions and for the same consideration, if any, as the bona fide offer made by the proposed assignee, less any brokerage commission that may be payable out of the consideration to be paid by the assignee for the assignment of this Lease.

(2) For purposes of the Bankruptcy Code, “adequate protection” of Landlord’s interest in the Premises prior to assumption or assignment of this Lease by Tenant shall include, but not be limited to, the posting of a security deposit in, or increase of the existing Security Deposit by, a sum equal to two months’ installments of Base Rent and Overhead Rent for Operating Costs at the then current rate. Tenant acknowledges that absent full and timely performance of its obligations under this Lease, Landlord’s interest in the Premises and this Lease will not be adequately protected. Consequently, if a proceeding under any chapter of the Bankruptcy Code is instituted by or against Tenant, Tenant shall, at all times subsequent to the filing of the case, be in full and complete compliance with the provisions of Section 365(d)(3) of the Bankruptcy Code. If Tenant fails to comply at all times and in all respects with the provisions of Section 365(d)(3) of the Bankruptcy Code, the failure shall constitute cause for modification of the automatic stay of Section 362 of the Bankruptcy Code in order to permit Landlord to pursue whatever state law remedies may be available to it, including eviction.

(3) All attorneys’ fees incurred by Landlord in connection with any bankruptcy proceedings involving Tenant or incurred by Landlord in connection with any Material Default by Tenant under this Lease shall be deemed an “actual pecuniary loss” that Tenant must pay as a condition to assuming this Lease.

(4) Intentionally Deleted.

(5) When, under the Bankruptcy Code, any trustee or debtor in possession is obligated to pay reasonable use and occupancy charges for the use of all or part of the Premises, the charges shall be not less than the Base Rent and Overhead Rent payable under this Lease as of that date.

(6) If a proceeding under any chapter of the Bankruptcy Code is instituted by or against Tenant, Tenant shall not seek an extension of time within which it must assume or reject this Lease under Section 365(d)(4) of the Bankruptcy Code, and Tenant irrevocably waives and relinquishes any right it may have to seek an extension to the fullest extent permitted by applicable law. Failure of Tenant to assume this Lease within the applicable time period as set forth in the Bankruptcy Code, without extension of that time period, shall conclusively and irrevocably constitute the Tenant’s rejection of this Lease and waiver of any rights of Tenant to assume or assign this Lease.

(7) “Prompt cure” of any existing defaults for purposes of assuming this Lease in any case under the Bankruptcy Code, includes, but not by way of limitation: (a) in the case of Monetary Defaults, the payment of not less than three months’ rent delinquencies, and all other payments and charges whatsoever, on the date of assumption, and not less than three additional months’ delinquencies in each succeeding month until all Monetary Defaults have been cured; provided however, that in no event shall the period of cure exceed three months from the date of assumption; (b) in the case of Nonmonetary Defaults, any default that can be cured by a single act, circumstance, or event, shall be cured no later than the date of assumption. To the extent any Nonmonetary Default requires a series of acts, circumstances, or events, the default shall be cured within thirty (30) days of the date of assumption of this Lease, unless the default cannot, in good faith, be completely remedied during the thirty (30) day period, in which event Tenant shall have a reasonable amount of time to cure the default.

E. Landlord’s Right to Perform. Should Tenant default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under this Lease, after the expiration of any grace period provided in Subsection B, Landlord may perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the actual out-of-pocket costs or obligations incurred shall be paid by Tenant to Landlord within five days of rendition of a bill or statement to Tenant therefor. All such performance by Landlord shall be completed prior to the expiration of the Lease. Any exercise by Landlord of its rights under this subsection or under any other reservation of a right by Landlord to enter upon the Premises and to make or perform any repairs, Alterations, or other work in the Premises, which, in the first instance, is the Tenant’s obligation under this Lease, shall not be deemed to: (i) impose any obligation on Landlord to do so; (ii) render Landlord liable to Tenant or any third party for the failure to do so; or (iii) relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in this Lease.

F. Jurisdiction and Venue. Tenant consents that any legal action or proceeding arising out of or in any way connected with this Lease may be instituted or brought by Landlord or its agents in any court (federal or state) located in Palm Beach County, Florida, and submits to the jurisdiction of those courts in any legal action or proceeding. In addition, Tenant waives any objection that Tenant may now or hereafter have to the laying of venue of any action or proceeding in those courts, and further waives the right to plead or claim that any action or proceeding brought in any of those courts has been brought in an inconvenient forum.

G. Remedies Cumulative. The remedies provided in this Lease or presently or hereafter existing at law or in equity shall be cumulative and concurrent, and may be exercised as often as occasion therefor shall occur. No single or partial exercise by Landlord of any remedy shall preclude any other or further exercise of that remedy or of any other remedy.

H. Multiple Defaults.

(1) Tenant acknowledges that any rights or options of first refusal, or to extend the Lease Term, to expand the size of the Premises, to delete space from the Premises, to purchase the Premises or the Building, or other similar rights or options that have been granted to Tenant under this Lease are conditioned on the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant, on three or more occasions during any 12 month period, (i) fail to pay any installment of rent within five days of the due date beyond any notice period and right to cure; or (ii) otherwise default under this Lease; beyond any notice period and right to cure in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.

(2) Should Tenant default in the payment of rent on two (2) or more occasions during any six (6) month period, regardless of whether the default is cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten days after demand by Landlord, post an increase in the existing Security Deposit to two months’ installments of Base Rent. Any security deposit posted under the foregoing sentence shall be governed by the Security Deposit section of this Lease.

(3) Intentionally Deleted.

I. Late Charges. If any payment due Landlord under this Lease shall not be paid within five days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of(i) 5% of the past due payment; or (ii) $250.

J. Interest. All payments due Landlord under this Lease shall bear interest at the lesser of: (i) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points, or (ii) the maximum rate payable under Florida law (“Maximum Rate”), accruing from the date the obligation arose through the date payment is actually received-by Landlord.

K. Bad Checks. If any check given to Landlord for any payment under this Lease is dishonored for any reason whatsoever not attributable to Landlord, other than a bank error by branch upon which check was drawn, in addition to all other remedies available to Landlord, at Landlord’s option, all future payments from Tenant shall be made by cashier’s check drawn on a bank located in the county where the Premises are located or by Federal Reserve wire transfer to Landlord’s account.

L. Limitation of Remedies; Exculpation. None of Landlord’s or Tenant’s officers, members, employees, agents, directors, shareholders, partners, or affiliates shall ever have any personal liability to Tenant or Landlord, respectively, under this Lease. Tenant shall look solely to Landlord’s estate and interest in the Building for the satisfaction of any right or remedy of Tenant under this Lease, or for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord, and no other property or assets of Landlord or its principals shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s rights or remedies under this Lease, the relationship of Landlord and Tenant under this Lease, Tenant’s use and occupancy of the Premises, or any other liability of Landlord to Tenant of whatever kind or nature. Landlord shall look solely to Tenant’s estate for the satisfaction of any right or remedy of Landlord under this Lease, or for the collection of any judgment (or other judicial process) requiring the payment of money by Tenant, and no other property or assets of Tenant or its principals shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Landlord’s rights or remedies under this Lease, the relationship of Landlord and Tenant under this Lease or any other liability of Tenant to Landlord of whatever kind or nature. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction of Tenant unless: (i) such willful negligent act or misconduct is the result of willful neglect or misconduct by Landlord or such willful negligent act or misconduct negatively impacts Tenant’s use and enjoyment of the Premises or its business; or (ii) Landlord shall have first received notice of Tenant’s claim and shall have failed to cure it after having been afforded a reasonable time to do so, which in no event shall be more than thirty (30) days, unless such act is an emergency as such term is used in Section 22(D), in which case such cures must be made with all due haste.

M. Presumption of Abandonment. It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for thirty (30) consecutive days while in Monetary Default. The grace periods set forth in this Section shall not apply to the application of this presumption. In the event of an abandonment, Landlord shall have the right to immediately retake possession of the Premises without legal process.

N. Material Default. As used herein, a Material Default shall mean, with respect to a: (i) Monetary Default, any time during the term of the Lease when Tenant owes to Landlord an amount equal to 200% of the monthly Rent, as described herein, for a period of not less than thirty (30) days, and (ii) a Non-Monetary Default, Tenant’s failure to cure any default itemized under (23)A within ninety (90) days.

(25)	INSPECTIONS AND ACCESS TO PREMISES; LANDLORD’S RIGHT TO PERFORM FOR TENANT’S ACCOUNT

A. Landlord or Landlord’s agents shall have the right to enter the Premises at all times subsequent to reasonable notice to Tenant (except that no such notice shall be required in the case of an emergency) to examine the Premises, to survey the Premises, to show the prospective purchasers, mortgagees or lessees of the Building or space therein, and to make such reasonable repairs, alterations, improvements or additions as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations or other requirements of government authorities. Landlord agrees not to show the Premises to prospective purchasers, mortgagees or lessees during Tenant’s normal business hours without consent of Tenant, said consent not to be unreasonably withheld. Landlord shall be allowed to take all material into and upon the Premises that may be required in connection with said activity without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Rent shall not otherwise abate while said activity is being conducted, by reason of loss or interruption of business of Tenant, or otherwise, so long as Landlord’s activities do not unreasonably interfere with the operation of Tenant’s business. If Tenant shall not be personally present to open and permit an entry into the Premises, at any time when entry therein shall be necessary for emergency reasons, Landlord or Landlord’s agents may enter by a master key, or may forcibly enter, without rendering Landlord or such agents liable therefore (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

B. If Tenant fails to observe or perform any term or condition of this Lease within the grace period, if any, applicable thereto, then Landlord may immediately or at any time thereafter perform the same for the account of Tenant. If Landlord makes any expenditure or incurs any obligation for the payment of money in connection with such performance for Tenant’s account (including reasonable attorneys’ fees and costs in instituting, prosecuting and/or defending any action or proceeding through appeal), the sums paid or obligations incurred, with interest at eighteen (18%) percent per annum, will be paid by Tenant to Landlord within ten (10) days after rendition of a bill or statement to Tenant. In the event Tenant in the performance or non-performance of any term or condition of this Lease should cause an emergency situation to occur or arise within the Premises or in the Building, Landlord will have all rights set forth in this paragraph immediately without the necessity of providing Tenant any advance notice.

C. In the event of an emergency situation in which the tenantability of the Premises is affected and Landlord is unable to repair such problems within a reasonable period of time to avoid possible damage to the Premises, Tenant may take such remedial action as is necessary to minimize any such possible damage. The cost of such action shall be either reimbursed to Tenant by Landlord or offset versus Rent upon review of invoice(s) and mutual agreement of charges by Landlord and Tenant.

(26)	LIENS

A. General. The interest of Landlord in the Premises, Building, Project, Garage, Property and Common Areas shall not be subject in any way to any liens, including construction liens, for improvements to or other work performed in the Premises by or on behalf of Tenant. Tenant shall have no power or authority to create any lien or permit any lien to attach to the present estate, reversion, or other estate of Landlord (or the interest of any ground lessor) in the Premises or in the Building and all mechanics, materialmen, contractors, artisans, and other parties contracting with Tenant or its representatives or privies as to the Premises or any part of the Premises are charged with notice that they must look to the Tenant to secure payment of any bill for work done or material furnished or for any other purpose during the Lease Term. These provisions are made with express reference to Section 713.10, Florida Statutes. Notwithstanding these provisions, Tenant, at its expense, shall cause any lien filed against the Premises or the Building for work or materials claimed to have been furnished to Tenant to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within fifteen (15) days after notice to Tenant. Further, Tenant agrees to indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant. Landlord represents that the foregoing provision of this section A does not apply to: 1) Tenant Improvements, as described in the BLI Rider; 2) when Tenant utilizes Landlord to conduct any such work, and Landlord contracts with mechanics, materialmen, contractors, artisans, and/or other parties to complete the same; and 3) when Landlord does such work to cure any default, including pursuant to Section 24 (B) above. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens for improvements to or other work performed in the Premises by or on behalf of Tenant. Tenant shall execute, acknowledge, and deliver without charge a short form of lease or notice in recordable form containing a confirmation that the interest of Landlord in the Premises and the Building shall not be subject to liens for improvements or other work performed in the Premises by or on behalf of Tenant. If a short form of lease or notice is executed, it shall expressly provide that it shall be of no further force or effect after the last day of the Lease Term or on the filing by Landlord of an affidavit that the Lease Term has expired or this Lease has been terminated or that the Tenant’s right to possession of the Premises has been terminated.

B. Default. Notwithstanding the foregoing, if any mechanic’s lien or other lien, attachment, judgment, execution, writ, charge or encumbrance, resulting from Tenant contracting with a party other than Landlord, is filed against the Building or the Premises or this leasehold, or any alterations, fixtures or improvements therein or thereto, as a result of any work action or inaction done by or at the direction of Tenant or any of Tenant’s Agents, Tenant will discharge same of record (by statutory bond or otherwise) within ten (10) days after the filing thereof, failing which Tenant will be in default under this Lease. In such event, without waiving Tenant’s default, Landlord, in addition to all other available rights and remedies, without further notice, may discharge the same of record by payment, bonding or otherwise, as Landlord may elect, and upon request Tenant will reimburse Landlord for all costs and expenses so incurred by Landlord plus interest thereon at the rate of eighteen percent (18%) per annum.

(27)	NOTICES

A. Except as otherwise expressly provided, any notice, demand, request, election, or other communication (a “Communication”) required or permitted to be given or made to or by any party to this Lease or otherwise given or made under this Lease, shall be in writing to the address for notice contained the BLI Rider. A Communication shall be deemed to have been delivered and received on the earlier of the day actually received (by whatever means sent, including means not authorized by this section) if received before 5:00 PM on a Business Day (or, if not received before 5:00 PM on a Business Day, on the first Business Day after the day of receipt) or, regardless of whether or not received after the following dates, (i) on the date of transmittal by telecopier to the addressee’s Notice Address, with the confirmation sheet obtained by the sender being deemed conclusive proof of the transmission of the telecopy; (ii) on the date of delivery or refusal of delivery, if by hand delivery; (iii) on the first Business Day after having been delivered to a nationally recognized overnight air courier service (such as Federal Express); or (iv) upon receipt, after having been deposited with the United States Postal Service, Certified Mail, Return Receipt Requested; in each case addressed to the respective party at the party’s Notice Address, which Notice Address may be changed by notice delivered to the other party in accordance with the terms of this section; provided that if Tenant has vacated the Premises or is in Material Default of this Lease, Communications may be delivered by any manner permitted by law for service of process. Any Communication transmitted by telecopier after 5:00 p.m. shall be deemed to have been made on the next Business Day following the date on which it was transmitted.

B. The respective attorneys for each party are authorized to give any Communication under this Lease on behalf of their respective clients. Any Communication so given by an attorney shall be deemed to have been given by the attorney’s client. Failure to give a copy of any Communication to the attorney for a party will not affect the validity of the Communication provided that the Communication has been given to the party represented by that attorney. If any Communication is returned to the addressor because it is refused, unclaimed, or the addressee has moved, or is otherwise not delivered or deliverable through no fault of the addressor, effective notice shall still be deemed to have been given. If there is more than one party constituting Tenant, or more than one party constituting Landlord, any Communication may be given by or to any one of them, and shall have the same force and effect as if given by or to all of them.

C. Any notices required under Section 83.20, Florida Statutes, shall be deemed to have been fully given, made, sent, and received if sent in compliance with this section.

D. Either party may change its Notice Address by notice to the other party. However, this will not permit a party to add additional persons to receive Communications or copies of Communications so that more than a maximum of two persons are entitled to receive any Communication or copy of any Communication.

(28)	MORTGAGE; ESTOPPEL CERTIFICATE; SUBORDINATION

Landlord has the unrestricted right to convey, mortgage and refinance the Building, and/or Project or any part thereof. Tenant agrees, within ten (10) business days after notice, to execute and deliver to Landlord or its mortgagee or designee such instruments as Landlord or its mortgagee may reasonably require, certifying the amount of the Security Deposit and whether this Lease is in full force and effect, and listing any modifications. This estoppel certificate is intended to be for the benefit of Landlord, any purchaser or mortgagee of Landlord, or any purchaser or assignee of Landlord’s mortgage. The estoppel certificate will also contain such other information as Landlord or its designee may reasonably request. This Lease is, and at all times will be, subject and subordinate to all present and future mortgages or ground leases which may affect the Building and/or the parking lot, and to all recastings, renewals, modifications, consolidations, replacements, and extensions of any such mortgage(s), and to all increases and voluntary and involuntary advances made thereunder. The foregoing will be self-operative and no further instrument of subordination will be required. In the event that the holder (“Lender”) of any encumbrance (“Mortgage”) on the Building or any other person acquires title to the Building pursuant to the exercise of any remedy provided for in the Mortgage or by reason of the acceptance of a deed in lieu of foreclosure (the Lender, any other such person and their participants, successors and assigns being referred to herein as the “Purchaser”), Tenant covenants and agrees to attorn to and recognize and be bound to Purchaser as its new Landlord, and except as provided below, this Lease shall continue in full force and effect as a direct Lease between Tenant and Purchaser, except that, notwithstanding anything to the contrary herein or in the Lease, the provisions of the Mortgage will govern with respect to the disposition of proceeds of insurance policies or condemnation or eminent domain awards.

A. Except as provided elsewhere herein (including Section 19(D), in no event shall any Lender or successor Landlord taking title to the Building be:

(1) Liable for any act or omission of Landlord or any prior landlord, except to the extent that same constitutes a continuing act or omission, (where a continuing act or omission shall include, without limitation, items of default upon which Landlord was previously noticed, and any amounts otherwise due to Tenant at the time of transfer pursuant to the Lease, including the economic value of any non-cash benefits or redress to which Tenant is entitled);

(2) liable for the return of any security deposit unless having received same from any prior Landlord;

(3) subject to any offsets or defenses that the Tenant might have against Landlord or any prior landlord;

(4) bound by any payment of Rent (including Overhead Rent or Overhead Rent) that Tenant might have paid to Landlord or any prior landlord for more than the current month, together with prepaid last month’s Rent and a Security Deposit of not greater than two (2) months’ Rent; or

B. Provided that Landlord has previously notified Tenant of Lender’s address for notice, Tenant agrees to give prompt written notice to Lender of any default by Landlord that would entitle Tenant to cancel this Lease, and agrees that notwithstanding any provision of this Lease, no notice of cancellation thereof given on behalf of Tenant shall be effective unless Lender has received said notice and has failed within the curative period provided to Tenant to cure Landlord’s default on a concurrent basis, or the default cannot be cured within set time period. Tenant further agrees to give such notices to any successor of Lender, provided that such successor shall have given written notice to Tenant of its acquisition of Lender’s interest in the Mortgage and designated the address to which such notices are to be sent.

C. Tenant acknowledges that Landlord may execute and deliver to Lender an Assignment of Leases and Rents conveying the rentals under this Lease as additional security for the loan secured by the Mortgage, and Tenant hereby expressly consents to such Assignment.

D. Tenant agrees to certify in writing to Lender, upon request, to Tenant’s best knowledge, whether or not any default on the part of Landlord exists and the nature of any such default. No such certification by Tenant will prejudice Tenant’s remedies for any default on the part of Landlord. Landlord agrees to provide to any lender or subsequent landlord or any other party with an interest in the Building, Premises or Garage any notices of default or other correspondence provided by Tenant to Landlord.

E. The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of Lender or Tenant. However, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein agrees to attorn such other instruments as either shall reasonably request in order to effectuate said provisions, provided, however, that Tenant received a commercially reasonably non-disturbance agreement.

F. In consideration for the foregoing, the possession by Tenant of the Premises shall not be terminated or disturbed by any steps or proceedings taken by lender or successor Landlord in the exercise of any of its rights by, through or under any mortgage or indebtedness secured thereby, and this Lease shall not be terminated or affected by the exercise of any remedy provided for in any mortgage and any sale by any lender of the Building pursuant to the exercise of any rights and remedies under the mortgage or otherwise, provided, however, that Tenant shall not be in Material Default under this Lease.

G. If for any reason Tenant does not timely comply with the provisions of this paragraph, Tenant will be deemed to have confirmed that this Lease is in full force and effect with no Material Defaults on the part of either party and without any right of Tenant to offset, deduct or withhold any Rent or Overhead Rent (other than for notices of default previously provided to Landlord and any other party required to be noticed, including any mortgagee or any other party with an interest, or contemplated interest, in the Building, Premises, Garage or Lease), and Landlord is herein granted Tenant’s irrevocable limited power of attorney, coupled with an interest to make said confirmations on Tenant’s behalf should Tenant fail to timely comply with this provision.

(29)	ATTORNMENT AND MORTGAGEE’S REQUEST

A. Attornment. If any mortgagee of the Building comes into possession or ownership of the Premises, or acquires Landlord’s interest by foreclosure of the mortgage or otherwise, upon the mortgagee’s request Tenant will attorn to the mortgagee, provided, however, that Tenant received the exact same terms as were in place prior to any change in possession or ownership.

B. Mortgage Modification. If a mortgagee of the Building requests modifications to this Lease as a condition to disbursing any monies to be secured by the mortgage, Tenant agrees that within ten (10) business days after request by the mortgagee Tenant will execute, acknowledge and deliver to the mortgagee an agreement, in form and substance reasonably satisfactory to the mortgagee, evidencing such modifications, provided they do not increase Tenant’s obligations under this Lease reduce its rights or adversely affect the leasehold interest created by this Lease.

(30)	TRANSFER BY LANDLORD

Subject to the provisions set forth herein (including under Sections 19 and (27)) if Landlord’s interest in the Building terminates by reason of a bona fide sale or other transfer, Landlord will, upon transfer of the Security Deposit to the new owner, thereupon be released from all further liability (whether such liability is then existing or subsequently accruing) to Tenant under this Lease and successor Landlord will be liable as if he were the original Landlord.

(31)	END OF TERM

A. Tenant shall fully and timely surrender the entire Premises to Landlord at the expiration or sooner termination of this Lease, in good order and condition, broom clean, except for reasonable wear and tear and damage by fire or other casualty, covered by the property insurance carried or required to be carried by Landlord under this Lease. Tenant shall surrender all keys for the Premises to Landlord. Unless Landlord shall have consented in writing to Tenant’s holding over, Tenant shall be liable to Landlord for all damages, including any consequential loss or damages, that Landlord may suffer by reason of any holding over by Tenant, and Tenant shall indemnify, defend, and save Landlord harmless against all costs, claims, loss, or liability resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant or brokers founded on any delay. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from immediate recovery of possession of the Premises.

B. The term “Landlord’s Property” shall mean all fixtures, equipment, improvements, appurtenances, and carpeting, attached to or built into the Premises at the Lease Commencement Date or during the Lease Term, whether or not by or at the expense of Tenant, and any personal property in the Premises on the Lease Commencement Date, unless the personal property was paid for by Tenant. All Alterations, whether temporary or permanent in character, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, blinds and other window treatments, lighting fixtures and bulbs, built in or attached shelving, built in furniture, millwork, counter tops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant in or on the Premises shall be deemed Landlord’s Property. All of Landlord’s Property shall be and remain a part of the Premises at the expiration or sooner termination of the Lease Tern (without compensation to Tenant) and shall not be removed or replaced by Tenant without the prior written consent of Landlord.

C. The term “Tenant’s Property” shall mean all moveable machinery and equipment, including moveable communications equipment and moveable office equipment, that are installed in the Premises by or for the account of Tenant without expense to Landlord and that can be removed without damage to the Premises or the Building, and all moveable furniture, furnishings, and other articles of moveable personal property owned or leased by Tenant and located in the Premises with the exception of furniture leased to Tenant by Landlord or any third party furniture lessor. Subject to the Landlord’s statutory landlord’s lien and any security interest in favor of Landlord, Tenant’s Property may be removed by Tenant at any time during the Lease Term; provided, however, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the initial installation or removal, or both, of Tenant’s Property.

D. On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property (except those items that Landlord shall have expressly permitted to remain, which items shall become the property of Landlord) and all Alterations that Landlord designates by notice to Tenant. Tenant shall also repair any damage to the Premises and the Building caused by the removal. Any items of Tenant’s Property that shall remain in the Premises after the expiration or sooner termination of the Lease Term may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense.

(32)	NO WAIVER; CUMULATIVE REMEDIES

A. No Waiver. The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances. No waiver shall be effective unless expressed in writing and signed by the waiving party. The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease that may be due and owing at that time, or otherwise, or to pursue any other remedies available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement of, or statement on, any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy. No act of Landlord shall be deemed an acceptance of a surrender of the Premises and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. The acceptance of the keys to the Premises by the Landlord from the Tenant before the termination of this Lease will not operate as a termination of this Lease or a surrender of the Premises unless done under a written agreement duly executed-on behalf of Landlord and specifically evidencing an express intention by Landlord so to effect a termination or accept a surrender. It is the intention of the parties that this section modify the common law rules of waiver and estoppel.

B. Rent Payments. No receipt of money by Landlord from Tenant at any time, or any act, or thing done by, Landlord or its agent shall be deemed a release of Tenant from any liability whatsoever to pay Rent, Overhead Rent, or any other sums due hereunder, unless such release is in writing, subscribed by a duly authorized officer or agent of Landlord and refers expressly to this Section. Any payment by Tenant or receipt by Landlord of less than the entire amount due at such time shall be deemed to be on account of the earliest sum due. No endorsement or statement on any check or any letter accompanying any check or payment shall be deemed an accord and satisfaction. In the case of such a partial payment or endorsement, Landlord may accept such payment, check or letter without prejudice to its right to collect all remaining sums due and pursue all of its remedies under the Lease.

(33)	JURY WAIVER; PERMISSIVE COUNTERCLAIMS:

LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH (i) THIS LEASE, (ii) THE RELATIONSHIP OF LANDLORD AND TENANT, (iii) TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR (iv) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION OR PROCEEDING COMMENCED BY LANDLORD TO OBTAIN POSSESSION OF THE PREMISES. IF TENANT VIOLATES THIS PROVISION BY FILING A PERMISSIVE COUNTERCLAIM, WITHOUT PREJUDICE TO LANDLORD’S RIGHT TO HAVE THE COUNTERCLAIM DISMISSED, THE PARTIES STIPULATE THAT SHOULD THE COURT PERMIT TENANT TO MAINTAIN THE COUNTERCLAIM, THE COUNTERCLAIM SHALL BE SEVERED AND TRIED SEPARATELY FROM THE ACTION FOR POSSESSION UNDER RULE 1.270(b) OF THE FLORIDA RULES OF CIVIL PROCEDURE OR OTHER APPLICABLE LAW. THE ACTION FOR POSSESSION SHALL THEN PROCEED UNDER THE SUMMARY PROCEDURES SET FORTH IN SECTION 51.011, FLORIDA STATUTES. THE WAIVERS SET FORTH IN THIS SECTION ARE MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THESE WAIVERS WITH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD IN AGREEING TO ENTER INTO THIS LEASE.

(34)	CONSENTS AND APPROVALS

If Tenant requests Landlord’s consent or approval under this Lease, and if in connection with such requests Landlord deems it necessary to seek the advice of its attorneys, architects and/or other experts, then Tenant shall pay the reasonable fees of Landlord’s attorneys, architects and/or other experts in connection with the consideration of such request and/or the preparation of any documents pertaining thereto. Whenever under this Lease Landlord’s consent or approval is expressly or impliedly required, the same shall not be unreasonably withheld, conditioned or delayed, and in all cases will be provided within thirty (30) days, unless provided elsewhere in the Lease.

(35)	RULES AND REGULATIONS

Tenant agrees to abide by all rules and regulations attached hereto and made a part hereof as Exhibit “E” and incorporated herein by this reference, and any such other reasonable and non-discriminatory rules as Landlord may promulgate, from time to time. Landlord will not be liable to Tenant for violation of the same or any other act or omission by any other tenant.

(36)	SUCCESSORS AND ASSIGNS

This Lease will be binding upon and inure to the benefit of the respective heirs, personal and legal representatives, successors and permitted assigns of the parties hereto.

(37)	QUIET ENJOYMENT

In accordance with and subject to the terms and provisions of this Lease, Landlord warrants that it has full right to execute and to perform under this Lease and to grant the estate demised and that Tenant, upon Tenant’s payment of the required Base Rent, Overhead Rent and Additional Rent and performing of all of the terms, conditions, covenants, and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the full Lease Term.

(38)	ENTIRE AGREEMENT

This Lease, together with the BLI Rider, exhibits, schedules, addenda and Guaranty are fully incorporated into this Lease by this reference. This Lease contains the entire agreement between the parties hereto regarding the subject matters referenced herein and supersedes all prior oral and written agreements between them regarding such matters. This Lease may be modified only by an agreement in writing dated and signed by Landlord and Tenant after the date hereof.

(39)	HAZARDOUS SUBSTANCES

Definitions. The following terms as used in this Section 39 shall have the meanings set forth below:

(A) “Hazardous Substances” shall mean any hazardous or toxic substances, materials or wastes, including, but not limited to any flammable explosives, radioactive materials, friable asbestos, PCB’s, electrical transformers, batteries, paints, solvents, chemicals, petroleum products, or other manmade materials with hazardous, carcinogenic or toxic characteristics, and such other solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant, or animal health or well-being, and those substances, materials, and wastes listed in the United States Department of Transportation Table (49 CFR 972.101) or by the Environmental Protection Agency, as hazardous substances (40 CFR Part 302, and amendments thereto) or such substances, materials and wastes which are or become regulated under any applicable local, state ore federal law including, without limitation, any material, waste or substance which is (a) petroleum, (b) asbestos, (c) polychlorinated biphenyls, (d) designated as a “hazardous substance”, “hazardous waste”, “hazardous materials”, “toxic substances”, “contaminants”, or other pollution under any applicable Environmental Laws. Landlord represents that any and all Hazardous Substances are handled properly by Landlord.

(B) “Environmental Laws” shall mean any applicable present or future federal, state or local laws, ordinances, rules or regulations pertaining to Hazardous Substances, industrial hygiene, indoor air quality, OSHA regulations or environmental conditions, including, but not limited to, the following statutes and regulations as amended from time to time: (i) the Federal Clean Air Act, 42 U.S.C. Section ‘7401 et. seq. (ii) the Federal Clean Water Act, 33 U.S.C. Section 1151 et. seq. (iii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq. (iv) the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et. seq., as amended by Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Pub. L. No.99-499,99 Stat. 1613; (v) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; (vi) the National Environment Policy Act, 42 U.S.C. Section 1857 et. seq. (vii) The Toxic Substance Control Act of 1976, 15 U.S.C. Section 2601 et. seq. (viii) the regulations of the Environmental Protection Agency, 33 CFR and 40 CFR; and (ix) Chapters 373, 376, 380, and 403 Florida Statutes, and rules relating thereto, including Chapters 17, 27, and 40, Florida Administrative Code.

(C) “Claims” shall mean, individually and collectively, any claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities, sums paid in settlement, interest, losses or expenses incurred by Landlord (including reasonable attorneys’ and legal assistants’ fees, whether incurred in enforcing this Agreement, collecting any sums due hereunder, settlement negotiations, at trial, appeal or in bankruptcy proceedings), consultant fees and expert fees, together with all other costs and expenses of any kind or nature, that arise directly or indirectly from or in connection with Tenant’s disposal, handling, use, storage, or transportation of Hazardous Substances within the Premises, Building, Property or Project in violation of the Environmental Laws, whether occurring or suspected to have occurred before, on or after the date of this Lease.

(D) Whenever in this Lease the context allows, the word “including” will be deemed to mean “including without limitation”. The headings of articles, sections or paragraphs are for convenience only and shall not be relevant for purposes of interpretation of the provisions of this Lease.

Each of Tenant and Landlord shall indemnify and hold harmless each other (and their respective employees, licensees, invitees or agents) from all Claims resulting from any violations or alleged violations by the other party of any Environmental Laws. This indemnity shall survive the expiration or early termination of the Lease. Notwithstanding the foregoing, Tenant shall not be responsible or liable for the presence or storage of Hazardous Substances, including but not limited to, asbestos, which exist in the Building or the Project (exclusive of the Premises), unless any such responsibility or liability arises as a result of Tenant’s or its employees’, agents’ or contractors’ acts or omissions or the construction of the Tenant Improvements. Landlord hereby represents and warrants to Tenant that there are no Hazardous Substances in the Building (exclusive of the Tenant Improvements) in violation of any Environmental Laws. If the Building (exclusive of the Premises) is in violation of the Environmental Laws as a result of acts or omissions of Landlord or Landlord’s agents, employees, or contractors, Landlord, at its sole cost and expense, shall be responsible for removal, remediation, and/or encapsulation of the same as required by the Environmental Laws. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, liabilities, injuries, damages, costs and expenses (including reasonable attorneys’ and legal assistants’ fees, whether incurred in enforcing this paragraph, collecting any sums due hereunder, settlement negotiations, at trial, appeal or in bankruptcy proceedings ) incurred by Tenant and directly arising out of or related to any breach by Landlord of Landlord’s representations and warranties or covenants contained in this paragraph, which indemnity shall survive the expiration or early termination of the Lease.

(40)	BANKRUPTCY PROVISIONS

If this Lease is assigned to any person or entity pursuant to the provisions of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute the property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under this Paragraph not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.

(41)	FIRE PREVENTION SYSTEMS

On the Lease Commencement Date, the Premises shall be served by a fire prevention system approved by governmental authority. Following the Lease Commencement Date, the Tenant shall be responsible for the cost of any change, modification or alteration to the existing sprinkler system or the installation of any new sprinkler system together with the cost of new or additional fire extinguishers, a new, additional or retro-fitted sprinkler system, the existing sprinkler system and/or fire detection system which may now or hereafter be required If any law, regulation, or order or if any bureau, department, or official of the Federal, State, and/or Municipal Governments shall require or recommend the installation of fire extinguishers, a “sprinkler system,” fire detection and prevention equipment (including, but not limited to, smoke detectors and heat sensors), or any changes, modifications, alterations, or the installation of additional sprinkler heads or other equipment for any existing sprinkler system, fire extinguishing system, and/or fire detection system, specifically attributable to Tenant’s use of the Premises or Alterations performed by Tenant.

The Landlord may elect to perform the work and charge the cost thereof to Tenant as Overhead Rent. The Tenant shall pay to Landlord the full cost of such work within fifteen (15) days after Landlord has presented invoices and/or paid receipts for the same. If the Landlord does not elect to perform such work, the Tenant shall immediately proceed, at its sole cost, to perform the work.

(42)	TENANT IMPROVEMENTS

Landlord agrees to provide Premises in turnkey condition to Tenant, including satisfactorily completing the improvements outlined in Exhibit “B”, attached hereto.

(43)	SAVING PROVISION

If any provision of this Lease, or its application to any situation shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(44)	INTENTIONALLY DELETED

(45)	TELECOMMUNICATIONS; SATELLITE DISHES

Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antenna and satellite receiver dishes, within the Premises, or the Building, without Landlord’s prior written consent. Such consent may be conditioned in such manner so as to protect Landlord’s financial interest and the interest of the Building and the other tenants therein; however, Landlord expressly provides Tenant with consent to maintain a satellite receiver dish for cable television as is currently utilized by Tenant as a part of Tenant’s normal business operations. Landlord further grants permission for Tenant to utilize its cell phone signal booster in the case of circumstances causing a disruption in normal cellular telephone service. Notwithstanding the foregoing, any equipment operated by the Tenant must not interfere with the operation of any other Tenant’s equipment.

(46)	CONFIDENTIALITY

Tenant and Landlord agree that information concerning the financial terms of this Lease, are confidential and proprietary information and Tenant and Landlord agree that they will not duplicate or disclose any such information to any person unless such duplication, use, or disclosure is specifically authorized by Tenant and/or Landlord in writing. Confidential and proprietary information is not meant to include any information that is in the public domain. In addition, Tenant and Landlord agree to keep the financial terms and conditions as contained herein confidential, with the following exceptions:

A. Tenant and Landlord may disclose the contents of this Lease to their advisors in the contemplated transaction, so long as the advisor agrees in writing to use all reasonable efforts to maintain confidentiality; and

B. Tenant and Landlord may disclose such information as required by court or regulatory order.

C. Tenant and Landlord may disclose such information as required by the securities laws and regulations of the United States of America.

D. Tenant and Landlord shall issue no press release or statement to the media regarding this Lease without the Tenant’s and/or Landlord’s prior approval.

(47)	IMPOSSIBILITY OF PERFORMANCE

For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, warlike operations, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed (not including the insolvency or financial condition of that party or the increased cost of obtaining labor and materials). Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten (10) days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay.

(48)	MISCELLANEOUS

A. If Tenant is a lessee, licensee or otherwise an occupant of other space in the Building or Project, any Material Default by Tenant under such lease will constitute a default hereunder.

B. Submission of this Lease to Tenant does not constitute an offer, and this Lease becomes effective only upon execution and delivery by both Landlord and Tenant.

C. If Tenant, with Landlord’s consent, occupies the Premises or any part thereof prior to the beginning of the Lease Term, all provisions of this Lease will be in full force and effect commencing upon such occupancy, except that Base Rent and Overhead Rent will be paid by Tenant commencing on the Rent Commencement Date.

D. Each party represents and warrants that it has not dealt with any agent or broker in connection with this transaction except for the agents or brokers specifically set forth in the BLI Rider which Landlord shall be solely responsible to pay. If either party’s representation and warranty proves to be untrue, such party will indemnify the other party against all resulting liabilities, costs, expenses, claims, demands and causes of action, including reasonable attorneys’ fees and costs through all appellate actions and proceedings if any. The foregoing will survive the end of the Lease Term.

E. Neither this Lease nor any Memorandum of this Lease shall be recorded in the public records by Tenant or its agents.

F. Nothing contained in this Lease shall be deemed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

G. This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Project, Building, Garage or any part thereof.

H. Landlord reserves the right to use, install, monitor, and repair pipes, ducts and conduits within the walls, columns, and ceilings of the Premises.

I. Any acts to be performed by Landlord under or in connection with this Lease may be delegated by Landlord to its managing agent or other authorized person or firm.

J. It is acknowledged that each of the parties hereto has been fully represented by legal counsel and that each of such legal counsel has contributed substantially to the content of this Lease.

K. If more than one person or entity is named herein as Tenant, their liability hereunder will be joint and several. In case Tenant is a corporation, Tenant (a) represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof, and (b) Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease, executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) authorizing Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in said partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor by all of the general or managing partners of such partnership, and is and constitutes the valid and binding agreement of the partnership every partner therein in accordance with its terms. It is agreed that each and every present and future partner in Tenant shall be and remain at all times jointly and severally liable hereunder and that neither the death, resignation or withdrawal of any partner, nor the subsequent modification or waiver of any of the terms and provisions of this Lease, shall release the liability of such partner under the terms of this Lease unless and until Landlord shall have consented in writing to such release.

L. Landlord has made no inquiries about and makes no representations (express or implied) concerning whether Tenant’s proposed use of the Premises is permitted under applicable law, including applicable zoning law; should Tenant’s proposed use be prohibited, Tenant shall be obligated to comply with applicable law and this Lease shall nevertheless remain in full force and effect.

M. Tenant agrees to pay, before delinquency, all taxes assessed during the Lease Term upon (i) all personal property, trade fixtures, and improvements located in or upon the Premises and (ii) any sales tax or other impositions of the State of Florida or the applicable municipality of Tenant’s interest in the Premises.

N. Tenant and Landlord represent and warrant as follows:

(1) Tenant and Landlord are duly organized, validly existing, and in good standing under the laws of the State in which they were formed and are duly qualified to transact business in the State in which the Premises are located.

(2) Tenant and Landlord have full power to execute, deliver, and perform their obligations under this Lease.

(3) The execution and delivery of this Lease, and the performance by Tenant of its obligations under this Lease, have been duly authorized by all necessary action of Tenant, and do not contravene or conflict with any provisions of Tenant’s Articles of Incorporation or Bylaws, if Tenant is a corporation, or Tenant’s Partnership Agreement, if Tenant is a partnership, or any other agreement binding on Tenant.

(4) The execution and delivery of this Lease, and the performance by Landlord of its obligations under this Lease, have been duly authorized by all necessary action of Landlord, and do not contravene or conflict with any provisions of Landlord’s Articles of Incorporation or Bylaws, if Landlord is a corporation, or Landlord’s Partnership Agreement, if Landlord is a partnership, or any other agreement binding on Tenant. Landlord further represents that no approval or consent is required from any mortgagee or any other party with an interest in the Building, Premises or Lease.

(5) The individual executing this Lease on behalf of Tenant and/or Landlord has full authority to do so.

(6) If Tenant is a corporation, the scroll seal set forth immediately below the signature of the individual executing this Lease on Tenant’s behalf has been adopted by the corporation as its seal for the purpose of execution of this Lease and the scroll seal has been affixed to this Lease as the seal of the corporation and not as the personal or private seal of the officer executing this Lease on behalf of the corporation.

(7) Tenant’s financial statements and the information describing Tenants’ business and background previously furnished to Landlord were at the time given true and correct in all material respects and there have been no adverse material changes to the information subsequent to the date given.

O. If either Landlord or Tenant commences, engages in, or threatens to commence or engage in any suit, action, or other proceeding, including arbitration or bankruptcy, against the other party arising out of or in any manner relating to this Lease, the Premises, or the Building (including (i) the enforcement or interpretation of either party’s rights or obligations under this Lease whether in contract, tort, or both, or (ii) the declaration of any rights or obligations under this Lease) the prevailing party, as determined by the court or arbitrator, shall be entitled to recover from the losing party reasonable attorneys’ fees and disbursements (including disbursements that would not otherwise be taxable as costs in the proceeding). In addition, if Landlord becomes a party to any suit or proceeding arising from Tenant’s conduct and affecting the Premises or involving this Lease or Tenant’s interest under this Lease, other than a suit between Landlord and Tenant, or if Landlord engages counsel to collect any of the amounts owed under this Lease, or to enforce performance of any of the agreements, conditions, covenants, provisions, or stipulations of this Lease, without commencing litigation, then the costs, expenses, and reasonable attorneys’ fees and disbursements incurred by Landlord shall be paid to Landlord by Tenant. Further, if Tenant becomes a party to any suit or proceeding affecting the Premises or involving this Lease or Landlord’s interest under this Lease, other than a suit between Tenant and Landlord, or if Tenant engages counsel to collect any of the amounts owed under this Lease, or to enforce performance of any of the agreements, conditions, covenants, provisions, or stipulations of this Lease, without commencing litigation, then the costs, expenses, and reasonable attorneys’ fees and disbursements incurred by Tenant shall be paid to Tenant by Landlord. All references in this Lease to attorneys’ fees shall be deemed to include all legal assistants’, paralegals’, and law clerks’ fees and shall include all fees incurred through all post-judgment and appellate levels and in connection with collection, arbitration and bankruptcy proceedings.

(49)	GENERAL PROVISIONS:

A. Construction of Language: Whenever in this Lease the context allows, the terms “Lease,” “Lease Term,” and “term of this Lease,” or terms of similar import, shall be deemed to include all renewals, extensions, or modifications of this Lease or the Lease Term. The word “including” when used in this Lease shall be deemed to mean “including, but not limited to,” or “including without limitation.” The headings of sections or subsections in this Lease are for convenience only and shall not be relevant for purposes of interpretation of this Lease. This Lease has been negotiated “at arm’s length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease.

B. Drafts: No inference shall be drawn from the modification or deletion of versions of the provisions of this Lease contained in any drafts exchanged between the parties before execution of the final version of this Lease that would be inconsistent in any way with the construction or interpretation that would be appropriate if the prior drafts had never existed.

C. Severability: If any provision of this Lease or the application of a provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease and the application of the invalid or unenforceable provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected, and the remainder of this Lease shall otherwise remain in full force and effect. Moreover, the invalid or unenforceable provision shall be reformed, if possible, so as to accomplish most closely the intent of the parties consistent with applicable law.

D. Integration: This Lease shall constitute the entire agreement of the parties concerning the matters covered by this Lease. All prior understandings and agreements had between the parties concerning those matters, including all lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses their understanding.

E. Relationship of Parties: A fiduciary relationship shall not exist between the parties and neither party shall owe fiduciary duties to the other. This Lease is not perceived by the parties to be a “complex transaction” and should not be construed as a “complex transaction”.

F. Governing Law: This Lease has been negotiated and executed in Florida. It shall be construed and enforced in accordance with the laws of the State of Florida, without application of conflicts of laws principles.

G. Fax Transmissions: This Lease may be transmitted between the parties by facsimile machine. Landlord and Tenant intend that faxed signatures constitute original signatures and that a faxed Lease containing the signatures (original or faxed) of Landlord and Tenant is binding on Landlord and Tenant.

H. Counterparts: This Lease may be executed by the parties signing different counterparts of this Lease, which counterparts together shall constitute the agreement of the parties.

I. Confidentiality: Tenant shall not disclose the terms of this Lease to any third party without Landlord’s prior consent.

(50)	SIGNAGE

Landlord, at its expense, will place company name beside the Premises door (building standard) and in the lobby on the Building Directory.

IN WITNESS WHEREOF, the parties have signed and delivered this Lease as of the day and year first above written.

WITNESSES: (As to Tenant)		“TENANT”
Witness:	/s/ Susan Camacho	SUMMIT BROKERAGE SERVICES, INC., a corporation of the State of Florida

Print Name:	Susan Camacho
		By:	/s/ Steven C. Jacobs

Witness:	/s/ Michael Lang	Printed Name:	Steven C. Jacobs

Print Name:	Michael Lang	Title:	Executive Vice President

		Date:	October 27, 2009

WITNESSES: (As to Landlord)		“LANDLORD”
Witness:	/s/ Brandon Benson	GLL BVK PROPERTIES, LP, by its general partner, GLL BVK General Partner, Inc.

Print Name:	Brandon Benson
		By:	/s/ Edward N. Rime

Witness:	/s/ Laura Jakubiec	Printed Name: Edward N. Rime

Print Name	Laura Jakubiec	Title:	Vice President, Asset Management

		Date:	December 4, 2009

EXHIBIT “A”

FLOOR PLAN

PREMISES CROSS-HATCH AREA IS INTENDED ONLY TO SHOW THE GENERAL LAYOUT OF THE PREMISES AS OF THE BEGINNING OF THE TERM OF THIS LEASE. THIS EXHIBIT DOES NOT IN ANY WAY SUPERCEDE ANY OF LANDLORD’S RIGHTS AS SET FORTH IN THIS LEASE WITH RESPECT TO ARRANGEMENT AND/OR LOCATIONS OF PUBLIC PARTS OF COMMON AREAS THE BUILDING AND CHANGES IN SUCH ARRANGEMENTS OR LOCATIONS. EXHIBIT “A” IS NOT TO SCALE; ANY MEASUREMENTS OR DISTANCES SHOULD BE TAKEN AS APPROXIMATE.

EXHIBIT “B”

TENANT IMPROVEMENT SPECIFICATIONS

Landlord agrees to provide Premises in turnkey condition to Tenant, including: (i) painting the Premises, (ii) replacing carpeting, to the extent necessary (and if not necessary then after any unreplaced carpet has been cleaned), (iii) the installation of an alarm system, (iv) the installation of up to three demising walls with doors and jambs, as necessary to create additional offices, and (v) the retrofitting of the present telecom room into a standard office, with appropriate relocation of the telecom equipment.

EXHIBIT “C”

TENANT IMPROVEMENTS

[Contractor Builds]

1.	Planning and Construction. Landlord and Tenant shall cooperate in good faith in the planning and construction of the Initial Tenant Improvements, and Tenant shall respond promptly to any request from Landlord for Tenant’s approval of any particular aspect thereof, it being agreed and understood that it is the intent and desire of the parties that the Premises be ready for Tenant’s access on or before July 1, 2010 (the “Estimated Premises Delivery Date”). The Estimated Premises Delivery Date is only an estimate and Landlord shall not be liable for delays, including those occasioned by Tenant Delay or otherwise.

2.	Quality of Work. Landlord shall supervise the construction of the Initial Tenant Improvements and shall use its diligent good faith efforts to cause the same to be constructed and installed in a good and workmanlike manner in accordance with good industry practice.

3.	Completion of Construction. The “Leasehold Improvements Completion Date” shall mean the date upon which the Initial Tenant Improvements are substantially complete. The phrase “substantially complete” shall mean that all construction debris has been removed from the Premises and the Premises are clean, the Premises may reasonably be used and occupied for the purposes intended by the Tenant and the progress of the construction of the Initial Tenant Improvements to date is such that final completion of the Initial Tenant Improvements can occur without undue interference of the Tenant’s use of the Premises. If the Premises are not ready for occupancy by the Estimated Premises Delivery Date for any reason, Landlord will reimburse Tenant for any penalty or holdover rent Tenant is required to pay at their existing location, as well as the cost of a second move, if it is required that Tenant move in sections as a result of Landlord’s inability to have the Tenant Improvements completed by the Estimated Premises Delivery Date.

4.	Tenant Delay. Tenant covenants that it shall not cause Tenant Delay with respect to the Leasehold Improvements Completion Date and shall timely respond to any request for approval in accordance with Landlord’s Construction Guidelines, from time to time promulgated. In the event of Tenant Delay, the Leasehold Improvements Completion Date shall be accelerated by the number of days equal to Tenant Delay. As used herein, “Tenant Delay” shall mean the sum of (i) the number of days of delay in responding to Landlord’s request for approval of any documentation in connection with the Initial Tenant Improvements, (ii) the number of days of delay in preparing any of such documentation caused by changes requested by Tenant to any aspect of the Initial Tenant Improvements which were reflected in documentation previously approved by Tenant, and (iii) the positive difference, if any, between the increase and decrease in the number of days required to complete the Initial Tenant Improvements caused by changes requested by Tenant to the working drawings after Tenant’s approval thereof.

5.	Disclaimer of Warranty. TENANT ACKNOWLEDGES THAT THE CONSTRUCTION AND INSTALLATION OF THE INITIAL TENANT IMPROVEMENTS WILL BE PERFORMED BY AN UNAFFILIATED CONTRACTOR OR CONTRACTORS AND THAT ACCORDINGLY LANDLORD HAS MADE AND WILL MAKE NO WARRANTIES TO TENANT WITH RESPECT TO THE QUALITY OF CONSTRUCTION THEREOF OR AS TO THE CONDITION OF THE PREMISES, EITHER EXPRESS OR IMPLIED, AND THAT THE LANDLORD EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY THAT THE PREMISES ARE OR WILL BE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE. TENANT’S OBLIGATION TO PAY BASE RENT AND ADDITIONAL RENTAL WITHOUT ABATEMENT, SETOFF OR DEDUCTION, SHALL CONTINUE NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. However, Landlord agrees that if any defect in the construction of the Initial Tenant Improvements is discovered, Landlord will diligently pursue and seek to enforce any warranties of the contractor(s) and/or manufacturer of any defective materials incorporated therein.

6.	Cost of Tenant Improvements. Landlord will pay all costs and expenses of installing and constructing Tenant Improvements outlined in Exhibit “B” hereto.

LANDLORD: /s/ Edward N. Rime	TENANT: /s/ Steven C. Jacobs

EXHIBIT “D”

INTENTIONALLY DELETED

EXHIBIT “E”

RULES AND REGULATIONS

1.	Sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by Tenants or used by them for any purpose other than for ingress and egress from their respective premises. The halls, passages, exits, entrances, elevators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of such Tenant’s business unless such persons are engaged in illegal activities. No Tenant, and no employees or invitees of any Tenant, shall go upon the roof of the Building, except as authorized by Landlord.

2.	No sign, placard, picture, name, advertisement or notice, visible from the exterior of leased premises shall be inscribed, painted, affixed, installed or otherwise displayed by any Tenant either on its premises or any part of the Building without the prior written consent of Landlord, such consent not to be unreasonably withheld, and Landlord shall have the right to remove any such sign, placard, picture, name, advertisement, or notice without notice to and at the expense of Tenant.

If Landlord shall have given such consent to any Tenant at any time, whether before or after the execution of the Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of such Lease, and shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other such sign, placard, picture, name, advertisement or notice.

All approved signs or lettering on doors and walls shall be printed, painted, affixed and inscribed at the expense of the Tenant by a person approved by Landlord.

3.	The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of Tenants only and Landlord reserves the right to exclude any other names therefrom.

4.	No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window or door on the premises without the prior written consent of Landlord, such consent not to be unreasonably withheld. In any event with the prior written consent of Landlord, all such items shall be installed inboard of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which might appear unsightly from outside Tenant’s premises.

5.	Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 8:00 A.M. and at all hours on Saturday, Sundays, and holidays all persons who are not Tenants or their accompanied guests in the Building. Each Tenant shall be responsible for all persons for whom it allows to enter the Building and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for error with regard to the admission to or exclusion from the Building of any person.

Landlord shall provide security service for the building consistent with first class office buildings in major metropolitan areas in the Southeast United States.

During the continuance of any invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by closing the doors, or otherwise, for the safety of Tenants and protection of the Building and property in the Building.

6.	No Tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning premises unless otherwise agreed to by Landlord in writing, such consent not to be unreasonably withheld. Except with the written consent of Landlord no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning same. No Tenant shall cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness of the premises, however, occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person.

7.	No Tenant shall obtain or maintain for use upon its premises coin-operated vending machines or accept barbering or bootblacking services in its premises except from persons authorized by Landlord; provided, however, soft drink vending machines in Tenant spaces solely for use by Tenant, its employees and business invitees, are permitted.

8.	Each Tenant shall see that all doors of its premises are closed and securely locked and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before the Tenant or its employees leave such premises, and that all utilities shall likewise be carefully shut off so as to prevent waste or damage, and for any default or carelessness the Tenant shall make good all injuries and sustained by other Tenants or occupants of the Building of Landlord. On multiple-tenancy floors, all Tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

9.	As more specifically provided in the Tenant’s Lease of the premises, Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning, and shall refrain from attempting to adjust any controls.

10.	No Tenant shall alter any lock or access device or install a new or additional lock or access device or any bolt on any door of its premises without the prior written consent of Landlord, such consent not to be unreasonably withheld. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock.

11.	No Tenant shall make or have made additional copies of any keys or access devices provided by Landlord. Landlord will provide additional keys and/or access devices as needed with no additional charges or fees. Each Tenant, upon the termination of the Tenancy, shall deliver to Landlord all the keys or access devises for the Building, offices, rooms and toilet rooms which shall have been furnished the Tenant or which the Tenant shall have had made. In the event of the loss of any keys or access devices so furnished by Landlord, Tenant shall pay Landlord therefor

12.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever, including, but not limited to, coffee grounds shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant. who, or whose employees or invitees, shall have caused it.

13.	No Tenant shall use or keep in its premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities necessary for the operation or maintenance of office equipment. No Tenant shall use any method of heating or air conditioning other than that supplied by Landlord.

14.	No Tenant shall use, keep or permit to be used or kept in its premises any foul or noxious gas or substance or permit or suffer such premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other Tenants or those having business therein, nor shall any animals or birds be brought or kept in or about any premises of the Building.

15.	No cooking shall be done or permitted by any Tenant on its premises (except that use by the Tenant of Underwriters’ Laboratory approved equipment for the preparation of coffee, tea, hot chocolate and similar beverages for Tenants and their employees shall be permitted, provided that such equipment and use in accordance with applicable federal, state and city laws, codes, ordinances, rules and regulations) nor shall premises be used for lodging. Use of microwave ovens for warming of prepared foods for use of Tenant, its employees and business invitees, is permitted, so long as such food is not sold to third parties for profit.

16.	Except with the prior written consent of Landlord, no Tenant shall sell, permit the sale, at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on any premises, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from any premises for the service or accommodation of occupants of any other portion of the Building, nor shall the premises of any tenant be used for the storage of merchandise or for manufacturing of any kind, or the business of a public barber shop, beauty parlor, nor shall the premises of any Tenant be used for any improper, or reasonably objectionable purpose, or any business activity other than that specifically provided for in such Tenant’s lease.

17	If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain and comply with, Landlord’s instructions in their installation.

18	Landlord will direct electricians as to where and how telephone, telegraph and electrical wires are to be introduced or installed. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of burglar alarms, telephones, call boxes or other office equipment affixed to all premises shall be subject to the written approval of Landlord, such consent not to be unreasonably withheld.

19.	No Tenant shall install any radio or television antenna, loudspeaker or any other device on the exterior walls or the roof of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

20.	No Tenant shall lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its premises in any manner except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by the Tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

21	No furniture, freight, equipment, materials, supplies, packages, merchandise, or other property will be received in the Building or carried up or down the elevators except between such hours and in such elevators as shall be designed by Landlord. Landlord shall have the right to prescribe the weight, size and position of all safes, furniture, files, bookcases or other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof Landlord will not be responsible for loss of or damage to any such safe, equipment or property from any cause, and all damage done to the Building by moving or maintaining any such safe, equipment or other property shall be repaired at the expense of Tenant.

Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable by Landlord.

22.	No Tenant shall place a load upon any floor of the premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. No Tenant shall mark, or drive nails, screws or drill into, the partitions, woodwork or plaster or in any way deface such premises or any part thereof, without prior approval from Landlord which approval will not be unreasonably withheld.

23.	Intentionally deleted.

24.	There shall not be used in any space, or in the public areas of the Building, either by Tenant or others, any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by any Tenant into or kept in or about the premises.

25.	Each Tenant shall store all its trash and garbage within the interior of it premises. No materials shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in this area without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord may designate.

26.	Canvassing, soliciting, distributing of handbills or any other written material and peddling in the Building are prohibited and each Tenant shall cooperate to prevent the same. No Tenant shall make room-to-room solicitation of business from other tenants in the Building.

27.	Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the rules and regulations of the Building.

28.	Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

29.	Tenant shall comply with all energy conservation, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

30.	Tenant assumes any and all responsibility for protecting its premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the premises closed.

31.	The requirements of Tenants will be attended to only upon application at the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless given special instructions from Landlord, and no employees will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

32.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or Tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all Tenants of the Building.

33.	Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted. All such rules and regulations, however, shall apply to all Tenants uniformly in the Building.

34.	All wallpaper or vinyl fabric materials which Tenant may install on painted walls shall be applied with a strippable adhesive. The use of nonstrippable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant’s expense.

35.	Tenant shall provide and maintain hard surface protective mats under all desk chairs which are equipped with casters to avoid excessive wear and tear to carpeting. If Tenant fails to provide such mats, the cost of carpet repair or replacement made necessary by such excessive wear and tear shall be charged to and paid for by Tenant.

36.	Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service to Tenant in excess of $5,000, to Landlord for Landlord’s supervision, approval, and control before performance of any contractual service. This provision shall apply to all work performed in the Building, including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. No fee will be charged to Landlord pursuant to this paragraph except as may be provided for elsewhere in the Lease Agreement.

37.	Tenant shall give prompt notice to Landlord of any accidents to or defects in plumbing, electrical fixtures, or heating apparatus so that such accidents or defects may be attended to properly.

38.	The Project is designated as a “Non-Smoking” Building. This means that smoking is prohibited in all areas of the building. Individual tenants may not allow smoking areas in their offices. We have placed cigarette urns on the patio at the lakeside fountain to the north of the main lobby for the convenience of smokers. Employees may not smoke at the front/guest entrance to the building.

39.	Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

40.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any Lease of premises in the Building.

41	Tenant shall not allow occupancy of the Premises to exceed an average of five (5) persons per on thousand (1,000) square feet of rentable area.

EXHIBIT “F”

RENEWAL OPTION

One (1) option of a length such that the expiration of the option term shall coincide with the expiration of the original ninety-one (91) month lease term for Suite 500, with six (6) months written notice to Landlord, and rent abatement for first four (4) months of this option period. Two (2) additional options of five (5) years each, with six (6) months written notice to Landlord. In each case the Base Rent shall be equal to 95% of the then prevailing market rate for comparable space.

EXHIBIT “G”

LEASE COMMENCEMENT DATE/RENT COMMENCEMENT DATE/EXPIRATION DATE/CERTIFICATION RIDER

GLL BVK PROPERTIES, L.P.

555 South Federal Highway, Suite 340

Boca Raton, Florida 33432

                    , 2009

SUMMIT BROKERAGE SERVICES, INC.

Re:	Lease Dated , 2009 by and between GLL BVK PROPERTIES, L.P., a Florida limited liability company, as Landlord and SUMMIT BROKERAGE SERVICES, INC., a corporation of the State of Florida, as Tenant (the “Lease”)

Dear Tenant:

This Certification Rider will confirm that the Lease Commencement Date is August 1, 2010, the Base Rent Commencement Date is November 1, 2010, the Overhead Rent Commencement Date is August 1, 2010, and the Expiration Date of the Lease Term is July 31, 2013.

Sincerely, “Landlord”
GLL BVK PROPERTIES, LP, by its general partner, GLL BVK General Partner, Inc.

By:	/s/ Edward N. Rime

Printed Name: Edward N. Rime

Title:	Vice President, Asset Management

Date:	December 4, 2009

Acknowledged and Agreed by:

WITNESSES: (As to Tenant)		“TENANT” SUMMIT BROKERAGE SERVICES, INC., a corporation of the State of Florida

Witness:	/s/ Susan Camacho	By:	/s/ Steven C. Jacobs

Print Name:	Susan Camacho	Printed Name:	Steven C. Jacobs

		Title:	Executive Vice President

Witness:	/s/ Michael Lang	Date:	October 27, 2009

Print Name:	Michael Lang

WITNESSES: (As to Landlord)		“LANDLORD”

GLL BVK PROPERTIES, LP, by its general partner, GLL BVK General Partner, Inc.

Witness:	/s/ Brandon Benson	By:	/s/ Edward N. Rime

Print Name:	Brandon Benson	Printed Name:	Edward N. Rime

		Title:	Vice President, Asset Management

Witness:	/s/ Laura Jakubiec	Date:	December 4, 2009

Print Name:	Laura Jakubiec

(Corporate Seal)

EXHIBIT “H-1”

INTENTIONALLY DELETED

EXHIBIT “H-2”

INTENTIONALLY DELETED

EXHIBIT “I”

LEGAL DESCRIPTION